As filed with the Securities and Exchange Commission on April 14, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CALIBERCOS INC.

(Exact name of Registrant as specified in its charter)

Delaware	6500	47-2426901
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

8901 E. Mountain View Rd. Ste 150, Scottsdale AZ 85258
(480) 295-7600
(Address including zip code, telephone number, including area code, of Registrant’s Principal Executive Offices)

John C. Loeffler, II

Chairman and Chief Executive Officer

8901 E. Mountain View Rd. Ste. 150

Scottsdale AZ 85258

(480) 295-7600

(Name, address including zip code, telephone number, including area code, of agent for service)

Copies To:

Thomas J. Poletti. Esq.

Veronica Lah, Esq.

Manatt, Phelps & Phillips LLP

695 Town Center Drive, 14th Floor

Costa Mesa, CA 92626

(714) 371-2500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED APRIL 14, 2025

CALIBERCOS INC.

69,467,779 Shares of Class A Common Stock

This prospectus relates to the offer and sale from time to time by the selling stockholders identified herein of up to 69,467,779 of our shares of Class A common stock, par value $0.001 (“Class A common stock”) of CaliberCos, Inc, a Delaware corporation (the “Company”).

On March 20, 2025, the Company entered into a securities purchase agreement (the “Mast Hill Purchase Agreement”) pursuant to which the Company issued to Mast Hill Fund, L.P. (“Mast Hill”) a senior secured promissory note (the “Mast Hill Note” and the up to 16,666,667 of Class A common stock issuable upon conversion of the Mast Hill Note, the “Mast Hill Note Shares”), warrants to purchase 200,000 shares of Class A common stock (the “Mast Hill Warrants” and such shares underlying the Mast Hill Warrants, the “Mast Hill Warrant Shares”) and 200,000 shares of Class A common stock (the “Mast Hill Commitment Shares”). The transactions contemplated by the Mast Hill Purchase Agreement are referred to as the “Note Financing”. In addition, on March 20, 2025, the Company entered into a purchase agreement, which was amended on April 14, 2025 (as amended, the “Equity Purchase Agreement”) with Mast Hill pursuant to which the Company may issue, from time to time, up to $25 million of Class A common stock to Mast Hill (the “ELOC Shares” and such financing, the “ELOC Financing”). In connection with the ELOC Financing, the Company issued to Mast Hill a warrant to purchase up to 200,000 shares of Class A common stock (the “ELOC Warrant,” and such shares of Class A common stock underlying the ELOC Warrant, the “ELOC Warrant Shares”). We may receive gross proceeds of up to $25 million from the sale of Class A common stock to Mast Hill under the Equity Purchase Agreement, from time to time, in our discretion after the date of the registration statement of which this prospectus is a part is declared effective and after satisfaction of other conditions in the Equity Purchase Agreement. The actual amount of proceeds we receive pursuant to each Put Notice (each, the “Put Amount”) is determined by multiplying the Put Amount requested by the applicable purchase price. The purchase price for each of the Put Shares equals the lesser of (i) 97% of the “Market Price” or (ii) 102% of the Market Alternative Price. Market Price is the lowest volume weighted average prices of the Company’s shares of Class A common stock on its principal market on any trading day during the Valuation Period. The Valuation Period the period beginning on the date the Put Notice is delivered through the date that is two (2) Trading Days immediately following the date on which Mast Hill receives the Put Shares in its brokerage account. Mast Hill may sell the shares they receive immediately after receipt of such shares, which may be prior to final determination of the purchase price for such shares and could cause the price of our shares of Class A common stock to decrease. If the price of our shares of Class A common stock declines, then Mast Hill may pay a lower purchase price for such shares. Craft Capital Management LLC (the “Placement Agent”) will earn a cash fee of 5% of any cash draws under the Equity Purchase Agreement which fee will be deducted from purchase price paid by Mast Hill for each draw under the Equity Purchase Agreement.

The Mast Hill Note had an initial conversion price of $0.65 per share of Class A common stock, the Mast Hill Warrants had an initial exercise price of $0.75 per share of Class A common stock, and the ELOC Warrant had an initial exercise price of $1.50. The conversion price of the Mast Hill Note and the exercise prices of the Mast Hill Warrants and ELOC Warrant are subject to adjustment. See “Description of Note Financing” and “Description of ELOC Financing”.

In accordance with the registration agreements entered into with Mast Hill in connection with the Note Financing and the ELOC Financing, we are registering for resale up to 17,066,667 shares of Class A common stock representing the Mast Hill Note Shares, the Mast Hill Warrant Shares, and the Mast Hill Commitment Shares, and up to 50,200,000 shares of Class A common stock representing the ELOC Shares that have been or may be issued to Mast Hill pursuant the ELOC Financing and the ELOC Warrant Shares. The above numbers assume full conversion of the Mast Hill Note at the floor price of $0.10, full exercise of the Mast Hill Warrants at the exercise price of $0.75, issuance of the ELOC Shares at the floor price of $0.10 and full exercise of the ELOC Warrant at the exercise price of $1.50. There is no guarantee that (i) the Mast Hill Note will be converted into shares of Class A common stock, or (ii) that the Mast Hill Warrants or ELOC Warrant will be exercised for shares of Class A common stock, or (iii) that the ELOC shares will be issued.

We are also registering for resale the sum of (i) 1,466,923 shares of Class A common stock underlying warrants issued to several selling stockholders in connection with the Note Exchange (as defined below) (such warrants “Exchange Warrants” and the shares of Class A common stock underlying the Exchange Warrants, the “Exchange Warrant Shares”), (ii) 146,689 shares of Class A common stock issued to several selling stockholders in connection with the Note Exchange (the “Exchange Commitment Shares”) and (iii) 587,500 shares of Class A common stock underlying warrants issued to several selling stockholders in connection with the Preferred Financing (as defined below) (the “Series A Warrants” and such shares of Class A common stock underlying the Series A Warrants, the “Series A Warrant Shares”). The Mast Hill Warrants, the ELOC Warrants, the Exchange Warrants, and the Series A Warrants are referred to as the “Warrants” and the Mast Hill Warrant Shares, the ELOC Warrant Shares, the Exchange Warrant Shares and the Series A Warrant Shares are referred to as the “Warrant Shares”. The Mast Hill Note Shares, the Mast Hill Commitment Shares, the ELOC Shares, the Exchange Commitment Shares, and the Warrant Shares are referred to collectively as the “Securities”.

The Exchange Warrants had an initial exercise price of $1 per share of Class A common stock, and the Series A Warrants had initial exercise prices of $0.61368 and $1. The exercise prices of the Exchange Warrants and the Series A Warrants are subject to adjustment. See “Description of Note Exchange” and “Description of Preferred Financing”. The above numbers assume full exercise of the Exchange Warrants and the Series A Warrants at their respective exercise prices specified above. There is no guarantee that the Exchange Warrants or Series A Warrants will be exercised for shares of Class A common stock.

See the sections titled “Description of Note Financing,” for a description of the Note Financing, “Description of ELOC Transaction” for a description of the ELOC Financing, “Description of Note Exchange” for a description of the Note Exchange, “Description of Preferred Financing” for a description of the Preferred Financing, and the section titled “Selling Stockholders” for additional information regarding Mast Hill and the other Selling Stockholders.

The Selling Stockholders may offer our shares of Class A common stock from time to time in a number of different methods and at varying prices. For more information on possible methods of offer and sale by the Selling Stockholders, please see the section entitled “Plan of Distribution” beginning on page 33 of this prospectus. Our stockholders may experience significant dilution as a result of our issuance of shares of Class A common stock pursuant to the Securities (see “Risk Factors” for more information). We will not receive any proceeds from the sale of shares of Class A common stock by the Selling Stockholders of the Securities, although we will receive the exercise price of any Warrants not exercised by the Selling Stockholders on a cashless exercise basis. We may receive up to $25,000,000 in aggregate gross proceeds from sales of ELOC Shares to Mast Hill that we may, in our discretion, elect to make, from time to time after the date of this prospectus, pursuant to the Equity Purchase Agreement. Any proceeds received by us from the exercise of the Warrants or the sale of the ELOC Shares will be used for general corporate purposes. See section titled “Use of Proceeds” for more information. We will bear all fees and expenses incident to our obligation to register the offer and sale of the shares of Class A common stock.

With respect to the ELOC Financing, Mast Hill is an underwriter within the meaning of the Securities Act of 1933, and any broker-dealers or agents that are involved in selling the ELOC Shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the ELOC Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

Assuming approval by the Company's stockholders, the Company anticipates effecting a reverse split ratio at a ratio in the range between 1:5 to 1:20, inclusive (the "Reverse Split"). The Reverse Split and any future recapitalization, stock split, reverse stock split, reorganization, split-up, spin-off, exchange of Class A common stock, repurchase or other change in the corporate structure of the Company affecting the Class A common stock will proportionately adjust the shares of Class A common stock underlying the Mast Hill Note, the Equity Purchase Agreement, and the Warrants as well as the conversion, purchase, exercise and floor prices of such securities.

Our shares of Class A common stock are listed for trading on the Nasdaq Capital Market (“Nasdaq”), under the symbol “CWD”. On April 9, 2025, the closing sale price of our shares of Class A common stock as reported by Nasdaq was $0.5292.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules, and will be subject to reduced public company reporting requirements for this prospectus and future filings. We are a “smaller reporting company” as defined under the federal securities laws and, as such, are eligible for reduced public company reporting requirements for this prospectus and future filings. You should rely only on the information contained herein or incorporated by reference in this prospectus. Neither we nor any Selling Stockholders have authorized any other person to provide you with different information.

Our business and an investment in our shares of Class A common stock involve significant risks. These risks are described under the caption “Risk Factors” beginning on page 7 of this prospectus and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission in the United States nor any other regulatory body has approved or disapproved of these common shares or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated               , 2025

ABOUT THIS PROSPECTUS

This prospectus relates to the offer and sale by Mast Hill from time to time of (i) shares of Class A common stock issuable upon conversion of the Mast Hill Note, (ii) shares of Class A common stock issuable upon exercise the Mast Hill Warrants and the ELOC Warrants, (iii) the Mast Hill Commitment Shares and (iv) up to 50,000,000 shares of Class A common stock issuable under the Equity Purchase Agreement. This prospectus also relates to the offer and sale by other Selling Stockholders from time to time of: (i) shares of Class A common stock issuable upon exercise of the Exchange Warrants and the Series A Warrants and (ii) the Exchange Commitment Shares.

We are not selling any shares of Class A common stock under this prospectus, and we will not receive any proceeds from the sale of shares of Class A common stock offered hereby by the Selling Stockholders, although we will receive the exercise price of the Warrants not exercised by the Selling Stockholders on a cashless basis. We may receive up to $25 million in aggregate gross proceeds from sales of the ELOC Shares to Mast Hill that we may, in our discretion, elect to make, from time to time after the date of this prospectus, pursuant to the Equity Purchase Agreement. Any proceeds received by us from the exercise of the Warrants or the sale of the ELOC Shares to Mast Hill pursuant to the Equity Purchase Agreement will be used for general corporate purposes.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to this offering. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the headings “Where You Can Find More Information” and “Information Incorporated By Reference.”

Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained, or incorporated by reference, in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Stockholders take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any applicable prospectus supplement is delivered, or securities are sold, on a later date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus include forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believe,” “estimate,” “project,” “anticipate,” “expect,” “seek,” “predict,” “continue,” “possible,” “intend,” “may,” “might,” “will,” “could,” would” or “should” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and the documents incorporated by reference in this prospectus, and include statements regarding our intentions, beliefs or current expectations concerning, among other things, development, manufacturing and sales of our vehicles, our operations, prospects, strategies, and the industry in which we operate. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this prospectus. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. You should read this prospectus, the documents incorporated by reference in this prospectus, and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect. All forward-looking statements are based upon information available to us on the date of this prospectus.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition, business and prospects may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition, business and prospects are consistent with the forward-looking statements contained (or incorporated by reference) in this prospectus, those results may not be indicative of results in subsequent periods.

Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to several factors, including those set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, as such risk factors may be amended, supplemented, or superseded from time to time by other reports we file with the SEC, including subsequent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement. See “Where You Can Find More Information” and “Information Incorporated by Reference.” The factors set forth below under “Risk Factors” and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. We caution readers not to place undue reliance on such statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

You should read this prospectus, the documents incorporated by reference in this prospectus, and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and in documents incorporated by reference. This summary is not complete and may not contain all the information you should consider before investing in our securities. You should read this entire prospectus and the documents incorporated by reference in this prospectus carefully, especially the risks of investing in our securities discussed under the heading “Risk Factors,” and our financial statements and related notes incorporated by reference in this prospectus before making an investment decision. Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus and the documents incorporated by reference in this prospectus to, the “Company”, “we”, “us”, “our”, “Caliber” refer to CaliberCos Inc., a Delaware corporation, and its consolidated subsidiaries. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” This prospectus includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

Our Company

Over the past 16 years, Caliber has emerged as a leading real estate asset management firm, with more than $2.9 billion in Managed Assets. Caliber’s business is focused on a singular objective, to make money in all market conditions by managing and developing attractive multi-family residential, hospitality, and multi-tenant industrial assets. Caliber serves financial professionals, family office investors, and high net worth investors, through its real estate fund products focused on generating value growth, income, and tax advantages. Caliber competes in the broad market for alternative investments, a fast-growing segment of the global investment market.

For Multi-Family Residential & Multi-Tenant Industrial assets, Caliber is regionally focused on growth-oriented markets; namely Arizona, Colorado & Texas. For its Hospitality platform, Caliber is investing through the United States with a specific focus on markets that have experience population growth and job growth in the last 5 years.

Our competitive advantage is driven by several elements of the Caliber platform:

1.	The combination of an institutional-grade investment management platform combined with boutique, middle-market fund sizes and real estate projects.

2.	Our in-house shared services group, which offers Caliber greater control over our real estate and visibility to find future investment opportunities

3.	Our in-house fundraising infrastructure, allowing Caliber to serve a broad range of investors and institutions.

Caliber defines middle-market in two ways. The first, by the size of the investments, we typically pursue - projects between $5.0 million and $50.0 million per asset. The second, by the size of the investment funds. We offer, typically $200.0 million for a multi-asset discretionary fund and $5.0 million to $20 million for a syndication. In addition, Caliber is building the Caliber Hospitality Trust (CHT), a middle-market hotel investment company utilizing the UPREIT strategy with expectations that CHT will become a listed company when its assets under management (“AUM”) exceeds $1.0 billion.

As an alternative asset manager, we offer a full suite of support services and employ a vertically integrated approach to investment management. Our asset management activities are complemented with transaction and advisory services including development and construction management, acquisition and disposition expertise, and fund formation, which we believe differentiate us from other asset management firms. We earn the following fees from providing these services under our asset management platform (the “Platform”):

Asset Management Revenues

•	Organizational & Offering (“O&O”) fees include fund set-up fees and are a one-time fee earned during the initial formation, administration, and set-up of fund products we distribute and manage. These fees are recognized at the point in time when the performance under the contract is complete.

•	Fund management fees are generally based on 1.0% to 1.5% of the unreturned capital contributions in a particular fund and include reimbursement for costs incurred on behalf of the fund, including an allocation of certain overhead costs. These customer contracts require the Company to provide management services, representing a performance obligation that the Company satisfies over time. With respect to the Caliber Hospitality Trust (as defined in Note 3 - VIEs), the Company earns a fund management fee of 0.7% of the Caliber Hospitality Trust’s enterprise value and is reimbursed for certain costs incurred on behalf of the Caliber Hospitality Trust.

•	Financing fees are earned for services the Company performs in securing third-party financing on behalf of our private equity real estate funds. These fees are recognized at the point in time when the performance under the contract is complete, which is essentially upon closing of a loan. In addition, the Company earns fees for guaranteeing certain loans, representing a performance obligation that the Company satisfies over time.

•	Real estate development revenues are generally based on two fee-based contracts, which are up to 6% on a combined basis. The first, a real estate development contract that provides for up to 4.0% of the total expected costs of the development and is paid for services performed by Caliber Development, LLC as the principal developer of Caliber projects. These services may include obtaining new entitlements or zoning changes and managing and supervising third-party developers. The second, a construction management contract that provides for up to 4.0% of the total expected costs of the construction project for services provided managing general contractors with respect to the construction of the properties owned by the funds. Prior to the commencement of construction, development fee revenue is recognized at a point in time as the related performance obligations are satisfied and the customer obtains control of the promised service, including negotiation, due diligence, entitlements, planning, and design activities. During the construction period, construction management fee revenue is recognized over time as the performance obligations are satisfied.

•	Brokerage fees are earned at a point in time at fixed rates for services performed related to acquisitions, dispositions, leasing, and financing transactions.

Performance Allocations

•	Performance allocations are an arrangement in which we are entitled to an allocation of investment returns, generated within the investment funds which we manage, based on a contractual formula. We typically receive 15.0% to 35.0% of all cash distributions from (i) the operating cash flow of each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of preferred capital contributions; and (ii) the cash flow resulting from the sale or refinance of any real estate assets held by each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of initial preferred capital contributions. Our funds’ preferred returns range from 6.0% to 12.0%, typically 6.0% for common equity or 10.0% to 12.0% for preferred equity, which does not participate in profits. Performance allocations are related to services which have been provided and are recognized when it is determined that they are no longer probable of significant reversal, which is generally satisfied when an underlying fund investment is realized or sold.

We have $2.9 billion in Managed Assets, which is comprised of AUM and Assets Under Development (“AUD”). We have a number of development, redevelopment, construction, and entitlement projects that are underway or are in the planning stages, which we define as AUD. This category includes projects to be built on undeveloped land and projects to be built and constructed on undeveloped lands, which are not yet owned by our funds but are under contract to purchase. Completing these development activities may ultimately result in income-producing assets, assets we may sell to third parties, or both. If we complete all AUD at December 31, 2024, up through sale, we estimate the Company could earn $89.0 million in performance allocations. As of December 31, 2024, we are actively developing 1,796 multifamily units, 697 single family units, 3.7 million square feet of commercial and industrial, and 3.5 million square feet of office and retail. If all of these projects are brought to completion, the total cost capitalized to these projects, which represents total current estimated costs to complete the development and construction of such projects by us or a third party, is $2.1 billion, which we expect would be funded through a combination of undeployed fund cash, third-party equity, project sales, tax credit financing and similar incentives, and secured debt financing.

We are under no obligation to complete these projects and may dispose of any such assets at any time. There can be no assurance that AUD will ultimately be developed or constructed because of the nature of the cost of the approval and development process and market demand for a particular use. In addition, the mix of residential and commercial assets under development may change prior to final development. The development of these assets will require significant additional financing or other sources of funding, which may not be available. Similarly, there can be no assurance that performance allocations associated with our Managed Assets will be realized because our total costs to complete a project could change. In addition, the price we might obtain upon selling the investment at some point in the future could be different than our projections.

Recent Developments

The accompanying consolidated financial statements included within the offering circular are prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

The Company entered into subscription agreements (the “Exchange Agreements”) with certain holders of outstanding unsecured subordinated promissory notes (the “Prior Notes”). Pursuant to the Exchange Agreements, the Note Holders exchanged their Prior Notes for 10% OID notes in the aggregate original principal amount of $7,201,026.67, (the “Exchange Notes”), and warrants to initially acquire up to an aggregate of 1,466,923 additional shares of Class A common stock (the “Exchange Warrants”) at an exercise price of $1.00 per share. See section entitled “Description of Note Exchange” for more information.

On November 26, 2024 and January 31, 2025, the Company entered into subscription agreements (the “Preferred Subscription Agreements”) with a holder of a Prior Note and an accredited investor. Pursuant to the Preferred Subscription Agreements, (i) Prior Note holder exchanged his outstanding Prior Note for shares of Series A Convertible Preferred Stock and warrants to initially acquire up to an aggregate of 87,500 shares of Class A common stock (the “Series A Warrants”) at an exercise price of $1.00 per share, and (ii) the accredited investor purchased $2 million of shares of Series A Convertible Preferred Stock and Series A Warrants to initially acquire up to an aggregate of 500,000 shares of Class A common stock at an exercise price of $0.61368 per share. See the sections entitled “Description of Preferred Financing” for more information on the Preferred Financing and “Description of Securities” for more information on the Series A Convertible Preferred Stock.

On March 12, 2025, the Company was qualified to sell up to $20.0 million of Series AA cumulative redeemable preferred stock under Regulation A, which includes 800,000 shares at a stated value of $25. The Series AA offers a cumulative monthly dividend at a rate of 9.5% per annum. The preferred stock is convertible into shares of Class A Common stock. The proceeds raised by this offering will be used to retire outstanding promissory notes and for general corporate purposes.

On March 20, 2025, the Company entered into the Mast Hill Purchase Agreement and the Equity Purchase Agreement. The Equity Purchase Agreement was amended on April 14, 2025. See sections entitled “Description of Note Financing” and “Description of ELOC Financing” for more information.

On March 27, 2025 the Company announced the launch of the Caliber 1031 Exchange program which allows accredited investors to participate in the program either by investing $1.0 million or more from proceeds generated from a sale of real estate, or by the Company sponsoring the sale of the investors existing asset and investing those proceeds generated. In its first transaction, the Caliber 1031 Exchange executed a $10.2 million acquisition of a 602-unit self-storage facility in Rifle, Colorado.

Assuming approval by the Company's stockholders, the Company anticipates effecting a reverse split ratio at a ratio in the range between 1:5 to 1:20, inclusive (the "Reverse Split"). The Reverse Split and any future recapitalization, stock split, reverse stock split, reorganization, split-up, spin-off, exchange of Class A common stock, repurchase or other change in the corporate structure of the Company affecting the Class A common stock will proportionately adjust the shares of Class A common stock underlying the Mast Hill Note, the Equity Purchase Agreement, and the Warrants as well as the conversion, purchase, exercise and floor prices of such securities.

Corporate Information

Our principal executive offices are located at 8901 E. Mountain View Rd. Ste. 150, Scottsdale, AZ 85258 and our telephone number is (602) 295-7600. We maintain a website at www.calibercos.com. Information available on our website is not incorporated by reference in and is not deemed a part of this offering circular.

THE OFFERING

Securities offered by the selling stockholders	69,467,779 shares of Class A common stock, consisting of (i) 16,666,667 shares of Class A common stock issuable upon conversion of the Mast Hill Note, (ii) 200,000 shares of Class A common stock issuable upon exercise of the Mast Hill Warrants, (iii) 200,000 shares of Class A common stock representing the Mast Hill Commitment Shares, (iv) up to 50,000,000 shares of Class A common stock issuable pursuant to the Equity Purchase Agreement representing the ELOC Shares, (v) 200,000 shares of Class A common stock issuable upon exercise of the ELOC Warrant, (vi) 1,466,923 shares of Class A common stock issuable upon exercise of the Exchange Warrants, (vii) 146,689 shares of Class A common stock representing the Exchange Commitment Shares, and (viii) 587,500 shares of Class A common stock underlying warrants issuable upon exercise of the Series A Warrants.

Class A Common Stock outstanding prior to this offering	15,895,959 shares of Class A common stock as of March 27, 2025, which excludes certain shares as further described below.

Class A Common Stock outstanding after this offering	85,363,738 shares of Class A common stock (assuming the sale of the maximum number of shares of Class A common stock by the selling stockholders), which excludes certain shares as further described below.

Use of proceeds	We will not receive any of the proceeds from the sale by the Selling Stockholders of shares of Class A common stock, although we will receive the exercise price of any Warrants not exercised by the selling stockholders on a cashless exercise basis. We may receive up to $25 million in aggregate gross proceeds from sales of the ELOC Shares to Mast Hill that we may, in our discretion, elect to make, from time to time after the date of this prospectus, pursuant to the Equity Purchase Agreement. Any proceeds received by us from the exercise of the Warrants or the sale of the ELOC Shares to Mast Hill pursuant to the Equity Purchase Agreement will be used for general corporate purposes. We will bear all fees and expenses incident to our obligation to register the shares of Class A common stock. See “Use of Proceeds” for more information.

NASDAQ trading symbol	Our shares of Class A common stock are listed on the NASDAQ Capital Market under the symbol “CWD.”

Risk factors	Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus before deciding to invest in our securities.

The number of shares of Class A common stock that will be outstanding after this offering set forth above is based on 15,895,959 shares of Class A common stock outstanding as of March 27, 2025, and (i) does not give effect to (w) the conversion of Class B common stock to Class A common stock, (x) the conversion of convertible debt securities into Class A common stock, (y) the shares of Class A common stock underlying the Series A Convertible Preferred Stock and Series AA Cumulative Redeemable Preferred Stock, and (z) the exercise of any warrants or stock options or vesting of restricted stock units outstanding as of the date hereof and (ii) excludes shares of Class A common stock reserved for future grant or issuance under our 2024 Equity Incentive Plan.

RISK FACTORS

An investment in our securities has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below, the other information in this prospectus, and under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference and the other information in this prospectus. Any of the risks and uncertainties set forth herein could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price or value of our securities. Additional risks not currently known to us or which we consider immaterial based on information currently available to us may also materially adversely affect us. As a result, you could lose all or part of your investment.

Risks Related to the Financing

The holder of the Mast Hill Note may, at its option, at any time, convert its Mast Hill Note into, or exercise its Mast Hill Warrants for, Class A common stock based on agreed-upon formulas. Any such conversion or exercise will result in significant dilution to our stockholders.

Our stockholders may experience significant dilution as a result of our issuance of the securities offered hereby. The initial conversion price of the Mast Hill Note is equal to $0.65 and is subject to adjustment with a floor price of $0.10. The Mast Hill Warrants are exercisable for five years to purchase up to 200,000 shares of Class A common stock at an initial exercise price of $0.75, subject to adjustment under certain circumstances described in the Mast Hill Warrants and will expire on the fifth year anniversary of the date of issuance. See “Description of Private Placements” for additional information. The issuance of material amounts of Class A common stock by us pursuant to the conversion or exercise, as applicable, of these Securities would cause our stockholders to experience significant dilution in their investment in our Company.

The Mast Hill Note and the Mast Hill Warrants have anti-dilution provisions triggered by the issuance of our common stock and securities convertible or exercisable for common stock at prices below the then-current conversion price for such Mast Hill Note or the then-current exercise price of such Mast Hill Warrants. Any such adjustments would increase the number of Class A common stock issuable upon conversion or exercise of such securities, as the case may be, and increase the dilutive effect of such securities on our current shareholders.

The Mast Hill Note has an initial conversion price of $0.65 per share, and the Mast Hill Warrants had an initial exercise price of $0.75 per share. The conversion price of the Mast Hill Note and the exercise price of the Mast Hill Warrants are subject to adjustment (see “Description of Private Placements”). The Mast Hill Note provides that if the Company fails to pay an amortization payment when due, then the Investor has the right to convert the amount of such respective amortization payment into shares of Class A common stock at the lesser of (i) the then applicable Conversion Price under the Mast Hill Note or (ii) the Market Price (as defined in this Mast Hill Note). The market price is VWAP of our Class A common stock on the trading day immediately preceding the date of such conversion, but in no event less than the conversion floor price of $0.10.

Any further issuances of our Class A common stock may adversely affect the market price of our Class A common stock.

We are filing this prospectus in accordance with the Registration Rights Agreement entered into with the Investor. Although the Mast Hill Purchase Agreement restricts our ability to issue additional debt, equity or equity-linked securities, we still have the ability to issue a significant number of additional Class A common stock, including pursuant to existing agreements and in connection with employee and director compensation. Any further issuances, or the perception of further issuances, of our Class A common stock or securities convertible or exercisable for our Class A common stock may cause our share price to decline.

The agreements governing our outstanding securities, including the Mast Hill Purchase Agreement and the Mast Hill Note, contain covenants that reduce our financial flexibility and could impede our ability to operate.

The agreements governing our indebtedness, including the Mast Hill Purchase Agreement, the Mast Hill Note, and the Mast Hill Warrants each impose significant operating and financial restrictions on us. These restrictions will limit our and our subsidiaries’ ability to, among other things:

•	incur or guarantee additional debt or issue disqualified stock or preferred stock;

•	pay dividends and make other distributions on, or redeem or repurchase, capital stock;

•	make certain investments;

•	incur certain liens;

•	enter into transactions with affiliates;

•	merge or consolidate; and

•	transfer or sell assets.

In addition, such agreements subject us and our subsidiaries to covenants, representations and warranties. As a result of these restrictions, we will be limited as to how we conduct our business and we may be unable to raise additional debt or equity financing to fund our operations, compete effectively or to take advantage of new business opportunities. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants. Our failure to comply with the restrictive covenants described above as well as the terms of any future indebtedness from time to time could result in an event of default, which, if not cured or waived, could result in our being required to repay these borrowings before their due date and may result in the acceleration of any other debt that is subject to an applicable cross-acceleration or cross-default provision. In the event our lenders or holders of the Mast Hill Note accelerate the repayment of our borrowings, we may not have sufficient assets to repay that indebtedness or if we are forced to refinance these borrowings on less favorable terms or cannot refinance these borrowings, our results of operations and financial condition could be adversely affected.

Our management team will have broad discretion over the use of the net proceeds from the Class A common stock issued to Mast Hill following their exercise of Mast Hill Warrants for cash, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management team will have broad discretion as to the use of the net proceeds from the Class A common stock issued to Mast Hill following its exercise of Mast Hill Warrants for cash, if any, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management team with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

Risks Related to the Equity Purchase Agreement

The sale or issuance of our Class A common stock to Mast Hill may cause dilution and the sale of the shares of Class A common stock acquired by Mast Hill, or the perception that such sales may occur, could cause the price of our Class A common stock to fall.

The purchase price for the shares that we may sell to Mast Hill under the Equity Purchase Agreement will fluctuate based on the price of our Class A common stock, and is subject to a floor price of $0.10. Depending on market liquidity at the time, sales of such shares may cause the trading price of our Class A common stock to fall.

Subject to the terms of the Equity Purchase Agreement, we generally have the right to control the timing and amount of any future sales of our shares to Mast Hill. The extent to which we rely on Mast Hill as a source of funding will depend on a number of factors, including the prevailing market price of our Class A common stock and the extent to which we are able to secure working capital from other sources and other factors to be determined by us. We may ultimately decide to sell to Mast Hill all, some, or none of the shares of our Class A common stock that may be available for us to sell pursuant to the Equity Purchase Agreement. When we sell shares to Mast Hill and after Mast Hill has acquired the shares, Mast Hill may resell all or some of those shares at any time or from time to time in its discretion, including prior to final determination of the purchase price for such shares under the Equity Purchase Agreement. Therefore, sales to Mast Hill by us could result in substantial dilution to the interests of other holders of our Class A common stock. As a result, the market price of our Class A common stock could decline. Additionally, the sale of a substantial number of shares of our Class A common stock to Mast Hill, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Mast Hill will pay less than the then-prevailing market price for our shares of Class A common stock, which could cause the price of our Class A common stock to decline.

The purchase price of our Class A common stock to be sold to Mast Hill under the Equity Purchase Agreement is derived from the market price of our Class A common stock on Nasdaq. Class A common stock to be sold to Mast Hill pursuant to the Equity Purchase Agreement will be purchased at a discounted price. The actual amount of proceeds we receive pursuant to each Put Notice (each, the “Put Amount”) is determined by multiplying the Put Amount requested by the applicable purchase price. The purchase price for each of the Put Shares equals the lesser of (i) 97% of the “Market Price” or (ii) 102% of the Market Alternative Price. Market Price is the lowest volume weighted average prices of the Company’s shares of Class A common stock on its principal market on any trading day during the Valuation Period, and is subject to a floor price of $0.10. The Valuation Period the period beginning on the date the Put Notice is delivered through the date that is two (2) Trading Days immediately following the date on which Mast Hill receives the Put Shares in its brokerage account. See section entitled “Description of Equity Financing Transaction” for more information.

Mast Hill may sell the shares it receives immediately after receipt of such shares, which may be prior to final determination of the purchase price for such shares and could cause the price of our Class A common stock to decrease. If the price of our Class A common stock declines, then Mast Hill may pay a lower purchase price for such shares.

We may require additional financing to sustain our operations, without which we may not be able to continue operations, and the terms of subsequent financings may adversely impact our stockholders.

The extent we rely on Mast Hill as a source of funding will depend on a number of factors, including the prevailing market price of our Class A common stock and the extent to which we are able to secure working and other capital from other sources. If obtaining sufficient funding from Mast Hill were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working and other capital needs. Even if we were to sell to Mast Hill all of the shares of Class A common stock available for sale to Mast Hill under the Equity Purchase Agreement, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences may be a material adverse effect on our business, operating results, financial condition and prospects. Depending on the type and the terms of any financing we pursue, stockholders’ rights and the value of their investment in our Class A common stock could be reduced. A financing could involve one or more types of securities including Class A common stock, convertible debt or warrants to acquire Class A common stock. These securities could be issued at or below the then prevailing market price for our Class A common stock. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

Our management will have broad discretion over the use of the net proceeds from our sale of shares of Class A common stock to Mast Hill, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from our sale of shares of Class A common stock to Mast Hill, and we could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

It is not possible to predict the actual number of shares we will sell under the Equity Purchase Agreement to Mast Hill, or the actual gross proceeds resulting from those sales.

Because the purchase price per share to be paid by Mast Hill for the shares of Class A common stock that we may elect to sell to Mast Hill under the Equity Purchase Agreement, if any, will fluctuate based on the market prices of our Class A common stock during the applicable period for each purchase made pursuant to the Equity Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of Class A common stock that we will sell to Mast Hill under the Equity Purchase Agreement, the purchase price per share that Mast Hill will pay for shares purchased from us under the Equity Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by Mast Hill under the Equity Purchase Agreement, if any.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Equity Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to Mast Hill. If and when we do elect to sell shares of our shares of Class A common stock to Mast Hill pursuant to the Equity Purchase Agreement, after it has acquired such shares, Mast Hill may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, the other investors who purchase shares from Mast Hill in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results.

Our commitment to issue shares of Class A common stock pursuant to the terms of the Equity Purchase Agreement could encourage short sales by third parties, which could contribute to the future decline of our stock price.

Our commitment to issue shares of Class A common stock pursuant to the terms of the Equity Purchase Agreement and upon exercise of the common stock purchase warrant has the potential to cause significant downward pressure on the price of our Class A common stock. In such an environment, short sellers may contribute exacerbate any decline of our stock price. If there are significant short sales of our shares of Class A common stock, the share price of our Class A common stock may decline more than it would in an environment without such activity. This may cause other holders of our Class A common stock to sell their shares. If there are many more shares of our Class A common stock on the market for sale than the market will absorb, the price of our Class A common stock will likely decline.

Third party investors may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Class A common stock in the course of hedging in positions they assume. Such third-party investors may also loan or pledge shares of our Class A common stock to broker-dealers that in turn may sell such shares. Such activity could cause a decline in the market price of the shares of our Class A common stock.

Mast Hill may exercise its ELOC Warrant for Class A common stock based on agreed-upon formulas. Any such exercise will result in significant dilution to our shareholders.

Our stockholders may experience significant dilution as a result of our issuance of the ELOC Warrant. The ELOC Warrant is exercisable for five years to purchase an aggregate of up to 200,000 common shares at an initial exercise price of $1.50, subject to adjustment under certain circumstances described in the ELOC Warrant and will expire on the five year anniversary of the date of issuance. The issuance of material amounts of Class A common stock by us pursuant to the exercise of the ELOC Warrant would cause our stockholders to experience significant dilution in their investment in our Company.

Risks Related to the Note Exchange and Series A Preferred Offering

The holders of the Exchange Warrants and Series A Warrants may exercise their Warrants for Class A common stock which will result in significant dilution to our stockholders.

The Exchange Warrants and Series A Warrants are exercisable for five years to purchase up to 2,054,423 shares of Class A common stock at an initial exercise price of $1.00 and $ 0.61368, respectively, subject to adjustment under certain circumstances described in the Warrants and will expire on the fifth year anniversary of the date of issuance. See “Description of Note Exchange” and “Description of Preferred Offering” for additional information. The issuance of material amounts of Class A common stock by us pursuant to the exercise, of the Exchange Warrants and Series A Warrants would cause our stockholders to experience significant dilution in their investment in our Company.

The issuance of Class A common stock upon conversion of our outstanding Series A Convertible Preferred Stock will cause immediate and substantial dilution to existing stockholders and the sale of Class A common stock upon conversion of our outstanding Series A Preferred Stock may depress the market price of our common stock.

As of the date of this prospectus, there are 117,500 outstanding shares of Series A Convertible Preferred Stock.

At any time and from time to time, a holder of the shares of Series A Preferred Stock may, at its option, convert (i) up to twenty-five percent (25%) of the holder’s total shares of Series A Preferred Stock (the “First Tranche Convertible Shares”) at a rate equal to the Stated Value divided by $0.5114 (the “First Tranche Conversion Rate”), (ii) up to twenty-five percent (25%) of the holder’s total shares of Series A Preferred Stock (the “Second Tranche Convertible Shares”) at a rate equal to the Stated Value divided by $0.7671 (the “Second Tranche Conversion Rate”), (iii) up to twenty-five percent (25%) of the holder’s total shares of Series A Preferred Stock (the “Third Tranche Convertible Shares”) at a rate equal to the Stated Value divided by $1.0228 (the “Third Tranche Conversion Rate”), and (iv) up to twenty-five percent (25%) of the holder’s total shares of Series A Preferred Stock (the “Fourth Tranche Convertible Shares”) at a rate equal to the Stated Value divided by $1.2785 (the “Fourth Tranche Conversion Rate”).

The shares of Series A Preferred Stock will mandatorily convert into shares of Class A Common Stock as follows: (1) On the first trading day following the first date on which the closing price of the Class A Common Stock on the Principal Market is 200% higher than $0.5114 for twenty (20) of thirty (30) consecutive trading days, all of the First Tranche Convertible Shares shall convert at the First Tranche Conversion Rate; (2) On the first trading day following the first date on which the closing price of the Class A Common Stock on the Principal Market is 200% higher than the $0.7671 for twenty (20) of thirty (30) consecutive trading days, all the Second Tranche Convertible Shares shall convert at the Second Tranche Conversion Rate; (3) On the first trading day following the first date on which the closing price of the Class A Common Stock on the Principal Market is 200% higher than $1.0228 for twenty (20) of thirty (30) consecutive trading days the Third Tranche Convertible Shares shall convert at the Third Tranche Conversion Rate; and (4) On the first trading day following the first date on which the closing price of the Class A Common Stock on the Principal Market is 200% higher than the $1.2785 for twenty (20) of thirty (30) consecutive trading days the Fourth Tranche Convertible Shares shall convert at the Fourth Tranche Conversion Rate.

The conversion of the Series A Preferred Stock into Class A common stock of the Company will cause significant dilution to the then holders of our common stock.

Additionally, if conversions of our outstanding Series A Convertible Preferred Stock and sales of such converted shares take place, the price of our Class A common stock may decline. If the share volume of our Class A common stock cannot absorb converted shares sold by the holder of the Series A Convertible Preferred Stock, then the value of our Class A common stock will likely decrease.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Class A common stock, although we will receive the exercise price of the Warrants if not exercised by the Selling Stockholders on a cashless exercise basis. We may receive up to $25 million in gross proceeds from the shares of Class A common stock that we may sell to Mast Hill pursuant to the Equity Purchase Agreement from time to time after the date that the registration statement of which this prospectus is a part is declared effective. However, we are unable to estimate the actual amount of proceeds that we may receive, as it will depend on the number of Class A common stock that we choose to sell, our ability to meet the conditions set forth in the Equity Purchase Agreement, market conditions and the price of shares of Class A common stock, among other factors. Any proceeds received by us from the shares of Class A common stock to Mast Hill under the Equity Purchase Agreement and from the exercise of the Warrants will be used for general corporate purposes. We will bear all fees and expenses incident to our obligation to register the shares of Class A common stock.

DESCRIPTION OF NOTE FINANCING

Securities Purchase Agreement

On March 20, 2025, we entered into a securities purchase agreement (the “Mast Hill Purchase Agreement”) with Mast Hill Fund, L.P. (“Mast Hill” or the “Investor”) as a purchaser, pursuant to which the Company agreed to issue the Investor a senior secured promissory note (the “Mast Hill Note”) in the aggregate principal amount of up to $1,666,666.67, with an aggregate purchase price of up to $1,500,000.00, a common stock purchase warrants for the purchase of up to 200,000 shares at an initial exercise price per share of $0.75 (the “Mast Hill Warrants”), and up to 200,000 shares of Class A common stock.

The Mast Hill Note is our senior obligation and was issued with an original issue discount of 10%. The Mast Hill Note bears five percent interest and if the Mast Hill Note is not paid when due, the Mast Hill Note will bear interest at the rate of the lesser of (i) eighteen percent per annum and (ii) the maximum amount permitted by law from the due date thereof until the same is paid. The Mast Hill Note will mature eighteen months from the issue date of March 20, 2025 (the “Maturity Date”).

On the Maturity Date, we shall pay to the holder an amount in cash representing all outstanding principal and accrued and unpaid interest on such principal. At any time prior to the date that an Event of Default, as defined in the Mast Hill Note, we have the right to prepay the outstanding principal and interest then due under the Mast Hill Note.

The Mast Hill Note provides that if the Company fails to pay an amortization payment when due, then the Investor has the right to convert the amount of such respective amortization payment into shares of Class A common stock at the lesser of (i) the then applicable Conversion Price under the Mast Hill Note or (ii) the Market Price (as defined in the Mast Hill Note). The market price is VWAP of our Class A common stock on the trading day immediately preceding the date of such conversion, but in no event less than the conversion floor price of $0.10. “VWAP” means for any security as of any date, the lower of (i) the dollar volume-weighted average price for the Class A common stock on the Principal Market during regular trading hours or (ii) the dollar volume-weighted average price for the Class A common stock on the Principal Market during the pre-market period prior to regular trading hours and the after-market period after regular trading hours collectively, in each case as reported by Quotestream or other similar quotation service provider designated by the Investor.

The Mast Hill Note contains certain conversion limitations, providing that no conversion may be made if, after giving effect to the conversion, the holder, together with any of its affiliates, would own in excess of 4.99% of our outstanding Class A common stock. This 4.99% beneficial ownership cap on the Mast Hill Note and Mast Hill Warrants does not prevent the Investor from converting or exercising, as applicable, and selling some or all of the shares of Class A common stock it acquires, and then converting or acquiring additional shares of Class A common stock; accordingly, the holder will be able to sell shares of Class A common stock in excess of the 4.99% beneficial ownership cap, while never holding more than 4.99% of our outstanding shares of Class A common stock at a given time. The Mast Hill Note contains certain customary affirmative and negative covenants regarding the incurrence of indebtedness, the repayment of indebtedness, the payment of any dividend or other distribution and the transfer of assets, among other matters. In addition to the beneficial ownership limitation provided for in the Mast Hill Note, the sum of the number of shares of Class A common stock that may be issued under the Mast Hill Note is limited to the exchange cap of 1,568,811 shares of Class A common stock (the “Exchange Cap”) unless shareholder approval is obtained by the Company.

If we issue, sell or grant (or issued, sold or granted as of the Issue Date) any option to purchase, or sell or grant any right to reprice, or otherwise dispose of, or issue (or sold or issued, as the case may be, or announces any sale, grant or any option to purchase or other disposition), any shares of Class A common stock or other securities convertible into, exercisable for, or entitle any person or entity the right to acquire, shares of Class A common stock in each or any case at an effective price per share that is lower than the then Conversion Price (the “Base Conversion Price”) then the Conversion Price shall be reduced to a price equal to the Base Conversion Price.

In addition, if we in any manner issue or sell or enter into any agreement to issue or sell, any shares of Class A common stock, options or convertible securities (any such securities, “Variable Price Securities”) after the issuance date of the Mast Hill Warrants that are issuable pursuant to such agreement or convertible into or exchangeable or exercisable for shares of Class A common stock at a price which varies or may vary with the market price of our shares of Class A common stock, including by way of one or more reset(s) to a fixed price, but exclusive of such formulations reflecting customary anti-dilution provisions (such as share splits, share combinations, share dividends and similar transactions) (each of the formulations for such variable price being herein referred to as, the “Variable Price”), then from and after the date we enter into such agreement or issue any such Variable Price Securities, the holder shall have the right, but not the obligation, in its sole discretion to substitute the Variable Price for the exercise price upon exercise of the Mast Hill Warrants.

The Mast Hill Note also contains certain customary events of default, including, among others, if our shares of Class A common stock are suspended from trading, halted from trading, and/or fail to be listed on the Nasdaq Capital Market. Upon the occurrence of an Event of Default, the Mast Hill Note shall become immediately due and payable, and we shall pay to the Investor, in full satisfaction of its obligations hereunder, an amount equal to the Principal Amount then outstanding plus accrued interest (including any Default Interest) through the date of full repayment multiplied by 150% (provided, however, that with respect to an Event of Default under Sections 3.19 or 3.20 of the Mast Hill Note, the aforementioned reference to 150% shall instead be 200%) (collectively the “Default Amount”), as well as all costs, including, without limitation, legal fees and expenses, of collection, all without demand, presentment or notice, all of which hereby are expressly waived by the Company. The Investor may, in its sole discretion, convert all or any portion of this Mast Hill Note (including the Default Amount) into shares of Class A common stock pursuant to the terms of this Mast Hill Note (for the avoidance of doubt, this shall apply even if such conversion occurs after the Maturity Date). The Investor shall be entitled to exercise all other rights and remedies available at law or in equity.

In addition, we and the Investor entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which we agreed to register the Mast Hill Note, the Mast Hill Warrants and the Commitment Shares. The registration rights granted under the Registration Rights Agreement are subject to certain conditions and limitations and are subject to customary indemnification and contribution provisions.

In the Mast Hill Purchase Agreement, the Investors represented to us, among other things, that it is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act). The securities referred to above have been and will be issued and sold by us to the Investors in reliance upon the exemptions from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

Pursuant to the Mast Hill Purchase Agreement, the Company and several of its subsidiaries (the “Guarantors”) entered into a subsidiary guarantee (the “Subsidiary Guarantee”) in favor of the Investor pursuant to which the Guarantors guarantee all of the obligations of the Company under the Mast Hill Purchase Agreement, the Mast Hill Note, and other transaction documents.

The foregoing is only a summary of the material terms of the Mast Hill Note, the Mast Hill Warrants, the Mast Hill Purchase Agreement, the Registration Rights Agreement, the Subsidiary Guarantee and the other transaction documents, and does not purport to be a complete description of the rights and obligations of the parties thereunder. The summary of the Mast Hill Note, the Mast Hill Warrants, the Mast Hill Purchase Agreement, the Registration Rights Agreement, and Security Agreement is qualified in its entirety by reference to such agreements, which are filed as Exhibits 4.1, 4.2, 10.1, 10.2, and 10.3 to our Current Report on Form 8-K filed with the SEC on March 26, 2025, which is incorporated by reference herein.

DESCRIPTION OF ELOC TRANSACTION

On March 20, 2025, we entered into an equity purchase agreement (the “Equity Purchase Agreement”) with Mast Hill pursuant to which Mast Hill has agreed to purchase from the Company, at the Company’s direction from time to time, in its sole discretion, from March 20, 2025 (the “Effective Date”), and until the earlier of (i) the date on which the Mast Hill shall have purchased shares (“Put Shares”) pursuant to the Equity Purchase Agreement equal to $25,000,000, (ii) twenty-four (24) months after the date of the Equity Purchase Agreement, (iii) written notice of termination by the Company to Mast Hill (which shall not occur during any valuation period or at any time that Mast Hill holds any of the Put Shares), (iv) the registration statement is no longer effective after the initial effective date of the registration statement, or (v) the date that, pursuant to or within the meaning of any bankruptcy law, the Company commences a voluntary case or any person commences a proceeding against the Company, a custodian is appointed for the Company or for all or substantially all of its property or the Company makes a general assignment for the benefit of its creditors (the “Commitment Period”).

As consideration for its commitment to purchase the Company’s Class A common stock under the Equity Purchase Agreement, on March 20, 2025, the Company issued a common stock purchase warrant for the purchase of up to 200,000 shares at an initial exercise price per share of $1.50. The ELOC Warrant is exercisable for five years and will expire on the five year anniversary of the date of issuance.

Purchase of Common Stock Under the Equity Purchase Agreement

Concurrent with the execution of the Mast Hill Purchase Agreement, the Company entered into an equity purchase agreement (as amended, the “Equity Purchase Agreement”) and related registration rights agreement (the “ELOC RRA”) with Mast Hill pursuant to which the Company may sell and issue to the investor, and the investor may purchase from the Company, up to $25,000,000 of Company’s Class A common stock. Under the Equity Purchase Agreement, the Company has the right, but not the obligation, to direct Mast Hill, by its delivery to the Mast Hill of a Put Notice from time to time, to purchase Put Shares (i) in a minimum amount not less than $5,000.00 and (ii) in a maximum amount up to the lesser of (a) $500,000.00 or (b) 40% of the Average Daily Trading Value. Average Daily Trading Value means the average trading volume of the Company’s Class A common stock on the Principal Market during the five (5) trading days immediately preceding the respective Put Date multiplied by the VWAP of the Company’s Class A common stock on the Principal Market on the trading day immediately preceding the respective Put Date. VWAP means for any security as of any date, the lower of the (i) dollar volume-weighted average price for such security on the Principal Market during regular trading hours, (ii) dollar volume-weighted average price for such security on the Principal Market during the pre-market period prior to regular trading hours, or (iii) dollar volume-weighted average price for such security on the Principal Market during the after-market period after regular trading hours, in each case as reported by Quotestream or other similar quotation service provider designated by the Investor, subject to a floor price of $0.10.

The actual amount of proceeds we receive pursuant to each Put Notice (each, the “Put Amount”) is determined by multiplying the Put Amount requested by the applicable purchase price. The purchase price for each of the Put Shares equals the lesser of (i) 97% of the “Market Price” or (ii) 102% of the Market Alternative Price. Market Price is the lowest volume weighted average prices of the Company’s shares of Class A common stock on its principal market on any trading day during the Valuation Period. The Valuation Period the period beginning on the date the Put Notice is delivered through the date that is two (2) Trading Days immediately following the date on which Mast Hill receives the Put Shares in its brokerage account. Mast Hill may sell the shares they receive immediately after receipt of such shares, which may be prior to final determination of the purchase price for such shares and could cause the price of our shares of Class A common stock to decrease. If the price of our shares of Class A common stock declines, then Mast Hill may pay a lower purchase price for such shares. Mast Hill may sell the Put Shares immediately following receipt and such sale may occur either before or after determination of the final purchase price for the Put Shares and could cause the price of our Class A common stock to decrease. If the price of our Class A common stock declines, then Mast Hill may pay a lower purchase price for such shares. Craft Capital Management LLC (the “Placement Agent”) will earn a cash fee of 5% of any cash draws under the Equity Purchase Agreement which fee will be deducted from purchase price paid by Mast Hill for each draw under the Equity Purchase Agreement.

The Company will control the timing and amount of any sales of its shares of Class A common stock to Mast Hill, and Mast Hill will have no right to require the Company to sell any shares to it under the Equity Purchase Agreement. Actual sales of shares of Class A common stock to Mast Hill under the Equity Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including (among others) market conditions, the trading price of its shares of Class A common stock and determinations by the Company as to available and appropriate sources of funding for the Company and its operations. Mast Hill may not assign its rights and obligations under the Equity Purchase Agreement.

Because the purchase price per share to be paid by Mast Hill for the Class A common stock that the Company may elect to sell to Mast Hill under the Equity Purchase Agreement, if any, will fluctuate based on the market prices of Class A common stock prior to each sale made pursuant to the Equity Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of Class A common stock that we will sell to Mast Hill under the Equity Purchase Agreement, the purchase price per share that Mast Hill will pay for shares purchased from us under the Equity Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by Mast Hill under the Equity Purchase Agreement, if any.

Moreover, although the Equity Purchase Agreement provides that we may issue up to an aggregate of $25 million of our Class A common stock to Mast Hill, 50,000,000 shares of Class A common stock are being registered for resale under the Registration Statement. If we elect to issue to Mast Hill all of the 50,000,000 shares of Class A common stock being registered for resale under this Registration Statement, depending on the market price of our Class A common stock prior to a Put Notice and Put Share issuance made pursuant to the Equity Purchase Agreement, the actual gross proceeds from the sale of all such shares may be substantially less than the $25 million available to us under the Equity Purchase Agreement. The above numbers assume the issuance of the ELOC Shares at a floor price of $0.10.

Pursuant to the Equity Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to Mast Hill. If and when we do elect to sell shares of our Class A common stock to Mast Hill pursuant to the Equity Purchase Agreement, after it has acquired such shares, Mast Hill may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, the other investors who purchase shares from Mast Hill in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results.

The term of the Equity Purchase Agreement commenced on March 20, 2025 and will terminate on the earlier of (i) the date on which the Mast Hill shall have purchased Put Shares equal to the $25,000,000, (ii) twenty-four (24) months after the date of the Equity Purchase Agreement, (iii) written notice of termination by the Company to Mast Hill, (iv) this Registration Statement is no longer effective after the initial effective date of this Registration Statement, or (v) the date that, pursuant to or within the meaning of any Bankruptcy Law, the Company commences a voluntary case or any Person commences a proceeding against the Company, a receiver, trustee, assignee, liquidator or similar official is appointed for the Company or for all or substantially all of its property or the Company makes a general assignment for the benefit of its creditors. Neither the Equity Purchase Agreement nor any rights of Mast Hill or the Company thereunder may be assigned by either party to any other Person.

The Equity Purchase Agreement prohibits the Company from directing Mast Hill to purchase any shares of Class A common stock if those shares, when aggregated with all other shares of Class A common stock then beneficially owned by Mast Hill (as calculated pursuant to Section 16 of the Securities Exchange Act of 1934), would result in Mast Hill beneficially owning more than 4.99% of the then total outstanding shares of the Company’s shares of Class A common stock. The purpose of this limitation is to ensure that Mast Hill is not at any time deemed to own 5% or greater of the outstanding shares of our shares of Class A common stock. However, the 4.99% beneficial ownership limitation does not prevent Mast Hill from selling some or all of the Company’s shares it acquires and then acquiring additional shares so that Mast Hill is able to sell shares in excess of the 4.99% beneficial ownership cap while never holding more than 4.99% of the Company’s outstanding shares. The Beneficial Ownership Limitation does not prevent Mast Hill from selling all of the shares it receives pursuant to the Equity Purchase Agreement.

The Equity Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification and termination provisions. Sales under the Equity Purchase Agreement may commence only after certain conditions have been satisfied, including effectiveness of the registration statement to which this prospectus relates.

Pursuant to the Equity Purchase Agreement, as amended, neither Mast Hill, nor any affiliate of Mast Hill acting on its behalf or pursuant to any understanding with Mast Hill, will execute any short sales during any time prior to the termination of the Equity Purchase Agreement.

Termination of the Equity Purchase Agreement

The Company may terminate the Equity Purchase Agreement at any time by written notice to Mast Hill, except during any Valuation Period or at any time that Mast Hill holds any of the Put Shares. In addition, the Equity Purchase Agreement shall automatically terminate at the end of the Commitment Period.

DESCRIPTION OF NOTE EXCHANGE

The Company has agreed with certain holders (the “Note Holders”) of outstanding unsecured subordinated promissory notes (the “Prior Notes”) to exchange the Prior Notes for 10% OID notes bearing interest at 12% per annum with a three year maturity date in the aggregate original principal amount of $7,201,026.67 (the “Exchange Notes”), and five year warrants to initially acquire up to an aggregate of 1,466,923 additional shares of Class A common stock (the “Exchange Warrants”) at an exercise price of $1.00 per share. As additional consideration for the Note Holders’ exchange of Prior Notes, the Company issued to the Note Holders an aggregate of 146,689 shares of Class A common stock (the “Exchange Commitment Shares”). The Company has agreed to file a registration statement to register the Class A common stock underlying the Exchange Warrants and the Exchange Commitment Shares.

The foregoing is only a summary of the material terms of the Exchange Notes and the Exchange Warrants, and does not purport to be a complete description of the rights and obligations of the parties thereunder. The summary of the Exchange Notes and the Exchange Warrants is qualified in its entirety by reference to such agreements, which are filed as Exhibits 4.1 and 4.2, to our Current Report on Form 8-K filed with the SEC on April 11, 2025, which is incorporated by reference herein.

DESCRIPTION OF PREFERRED OFFERING

On November 26, 2024 and January 31, 2025, the Company entered into subscription agreements (the “Preferred Subscription Agreements”) with a holder of a Prior Note and an accredited investor. Pursuant to the Preferred Subscription Agreements, (i) Prior Note holder exchanged his outstanding Prior Note for shares of Series A Convertible Preferred Stock and warrants to initially acquire up to an aggregate of 87,500 shares of Class A common stock (the “Series A Warrants”) at an exercise price of $1.00 per share, and (ii) the accredited investor purchased $2 million of shares of Series A Convertible Preferred Stock and Series A Warrants to initially acquire up to an aggregate of 500,000 shares of Class A common stock at an exercise price of $0.61368 per share. See the section titled “Description of Securities” for more information on the Series A Convertible Preferred Stock.

The Preferred Warrants are exercisable at any time after the date of issuance until the five (5) year anniversary of their respective issuance date. The Preferred Warrants are exercisable for cash only.

SELLING STOCKHOLDERS

The shares of Class A common stock being offered by Mast Hill are the Mast Hill Commitment Shares, the shares of Class A common stock issuable to Mast Hill upon conversion of the Mast Hill Note, the shares of Class A common stock issuable to Mast Hill upon exercise of the Mast Hill Warrants and the ELOC Warrant, and the shares of Class A common stock that may be issued by us to Mast Hill under the Equity Purchase Agreement. Additionally, the shares of Class A common stock being offered by the other Selling Stockholders are the Exchange Commitment Shares and the shares of Class A common stock issuable upon exercise of the Exchange Warrants and Series A Warrants. For additional information regarding the transactions in which the Securities were issued, refer the sections entitled “Description of Note Financing,” “Description of ELOC Financing,” “Description of Note Exchange” and “Description of Preferred Financing”.

We are registering the shares of Class A common stock in order to permit the Selling Stockholders to offer their shares of Class A common stock for resale from time to time. Except for the ownership of the securities issued in the Note Financing, the ELOC Financing, the Note Exchange and the Preferred Financing, and except for the ownership of the Prior Notes, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of Class A common stock held by the Selling Stockholders. The second column lists the number of shares of Class A common stock beneficially owned by the Selling Stockholders, based on the Selling Stockholders’ ownership of securities issued in the Note Financing, the ELOC Financing, the Note Exchange and the Preferred Financing and the Prior Notes held by such Selling Stockholders on that date but taking account of any limitations on conversion and exercise set forth therein.

The third column lists the shares of Class A common stock being offered by this prospectus by the Selling Stockholders and does not take in account any limitations on (i) conversion of the notes set forth therein, (ii) exercise of the warrants or (iii) purchase of the ELOC Shares set forth therein.

In accordance with the terms of the Registration Rights Agreements with Mast Hill, this prospectus generally covers the resale of the sum of (i) the maximum number of shares issuable under the Equity Purchase Agreement, (ii) the Mast Hill Commitment Shares, (iii) the maximum number of shares of Class A common stock issued or issuable pursuant to the Mast Hill Note, (iv) the maximum number of shares of Class A common stock issued or issuable upon exercise of the Mast Hill Warrants and (v) the maximum number of shares of Class A common stock issued or issuable upon exercise of the ELOC Warrant, in each case, determined as if the applicable securities were converted, exercised or purchased (as the case may be) in full (without regard to any limitations on conversion or exercise contained therein solely for the purpose of such calculation) at the applicable conversion, exercise, purchase and floor prices (as the case may be) calculated as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the conversion, exercise, purchase and floor prices may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by Mast Hill pursuant to this prospectus.

In accordance with the terms of the Notes Registration Rights Agreements and Preferred Registration Rights Agreements with the selling stockholders party thereto, this prospectus generally covers the resale of the sum of (i) Exchange Commitment Shares, (ii) the maximum number of shares of Class A common stock issued or issuable upon exercise of the Exchange Warrants and (iii) the maximum number of shares of Class A common stock issued or issuable upon exercise of the Series A Warrants, in each case with respect to the Exchange Warrants and Series A Warrants, determined as if the outstanding Exchange Warrants and Series A Warrants were exercised in full (without regard to any limitations on conversion or exercise contained therein solely for the purpose of such calculation) at the exercise price calculated as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the exercise prices of the Exchange Warrants and Series A Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the Mast Hill Note, the Mast Hill Warrants, the ELOC and the ELOC Warrant, Mast Hill may not convert the Mast Hill Note or exercise the Mast Hill Warrants or ELOC Warrant or issue ELOC Shares to the extent (but only to the extent) Mast Hill or any of its affiliates would beneficially own a number of our Class A common stock which would exceed 4.99% of our outstanding shares (the “Maximum Percentage”). The number of shares in the second column reflects these limitations. The Selling Stockholders may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

	Number of Common Shares Owned Prior to Offering(1)			Maximum Number of Class A Common Stock to be Sold Pursuant to this	Number of Common Shares of Owned After Offering(3)
Name of Selling Stockholder	Number		Percent	Prospectus(2)	Number	Percent
Mast Hill Fund, L.P.(4)	200,000	(5)	1.3%	67,266,667	0	0%
Amir Hakak(6)	0	(7)	0.0%	500,000	0	0%
MJB Living Trust dated 7/30/20(8)	0	(9)	0.0%	87,500	0	0%
Vantage FBO Ann Becker ROTH #0030694(10)	803	(11)	0.0%	9,135	0	0%
Vantage FBO Ann Becker IRA #0030674(10)	506	(12)	0.0%	5,566
Catlin Vista LLC(13)	1,100	(14)	0.0%	12,100	0	0%
Brian Dutter & Shannon Dutter(15)	2,062	(16)	0.0%	22,687	0	0%
The Brian and Anitra King Living Trust dated October 15,2021(17)	2,750	(18)	0.0%	30,250	0	0%
Caren Cantrell(19)	1,375	(20)	0.0%	15,125	0	0%
Charles R. Berry & Joan Berry Revocable Trust(21)	4,950	(22)	0.0%	54,450	0	0%
Cindi Burrell(23)	5,500	(24)	0.0%	60,500	0	0%
Wishful Thinking Investments, LLC(25)	2,750	(26)	0.0%	30,250	0	0%
D Invest One, LLC(27)	1,375	(28)	0.0%	15,125	0	0%
D Invest Two, LLC(27)	412	(29)	0.0%	4,125
REP Investments, LLC(30)	5,500	(31)	0.0%	60,500	0	0%
Datrad Investments LLC(32)	1,210	(33)	0.0%	13,310	0	0%
Eldon L. Christoferson Living Trust(34)	5,500	(35)	0.0%	60,500	0	0%
Enrique Eichner and Raquel Eichner(36)	1,375		0.0%	15,125	0	0%
The Isam S. Hawatmeh and Randa S. Hawatmeh Revocable Qualified Spousal Trust(38)	2,750	(39)	0.0%	30,250	0	0%
R.C. Lurie Co. Inc. (40)	13,750	(41)	0.1%	151,250	0	0%
KIMIDI, LLC(42)	2,062	(43)	0.0%	22,687	0	0%
Laurie Morgan (Kagiyama) (44)	1,375	(45)	0.0%	15,125	0	0%
Queen Midas Enterprises LLC(44)	1,375	(46)	0.0%	15,125
Kinue Holdings LLC(44)	687	(47)	0.0%	7,562
Mary Jo Potter Trust(48)	2,750	(49)	0.0%	30,250	0	0%
Tompkins Family Charitable Remainder Unitrust(50)	35,750	(51)	0.2%	393,250	0	0%
Matthew G. Cantrell & Christa C. Cantrell(52)	2,475	(53)	0.0%	27,225	0	0%
Norma L. Goodwin TTEE u/a dtd 08/14/07 Norma L. Goodwin Revocable Trust(54)	1,375	(55)	0.0%	15,125	0	0%
Lund Imaging 401K(56)	6,875	(57)	0.0%	75,625	0	0%
Patrick R. Barnwell and Teresa L Paluszcyk Revocable Trust(58)	2,750	(59)	0.0%	30,250	0	0%
Spark Blossom LLC(60)	9,625	(61)	0.1%	105,875	0	0%
Roger Hatch(62)	2,750	(63)	0.0%	30,250	0	0%
Sanjoy Chatterjee and Sriparna Chatterjee(64)	18,333	(65)	0.1%	201,666	0	0%
Steve Todd Gold(66)	2,062	(67)	0.0%	22,687	0	0%
William Duster and Sally Duster(68)	2,750	(69)	0.0%	30,250	0	0%

1)	Applicable percentage ownership is based on 15,895,959 shares of our Class A common stock outstanding as of March 27, 2025.

2)	This column lists the number of shares of our common shares beneficially owned by this selling stockholders as of April 11, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of April 11, 2025, this selling stockholders would beneficially own an aggregate of 69,467,779 of our Class A common stock.

3)	Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumptions that Securities registered for sale by the registration statement of which this prospectus is part of will be sold, and no other shares of Class A common stock are acquired or sold by the selling stockholders prior to completion of this offering. However, the selling stockholders are not obligated to sell all or any portion of the shares of our common shares offered pursuant to this prospectus. Applicable percentage ownership is based on 35,363,738 shares of our Class A common stock outstanding after this offering.

4)	Patrick Hassani (“Mr. Hassani”), who is the manager of Mast Hill, has voting control and investment discretion over the securities reported herein that are held by Mast Hill. As a result, Mr. Hassani may be deemed to have beneficial ownership as determined under Section 13(d) of the Exchange Act of the securities reported herein that are held by Mast Hill. The business address of Mast Hill is 48 Parker Road, Wellesley, Massachusetts 02482.

5)	This column lists the number of Class A common stock beneficially owned by this selling stockholder as of April 11, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of April 11, 2025, this selling stockholder would beneficially own an aggregate of 3,061,470 of our common shares, consisting of (i) up to 16,666,667 shares of Class A common stock underlying the Mast Hill Note held by this selling stockholder, convertible at the floor price of $0.10 per share, all of which are being registered for resale under this prospectus, (ii) up to 200,000 shares of Class A common stock underlying the Mast Hill Warrants held by this selling stockholder, all of which are being registered for resale under this prospectus, (iii) and 200,000 Mast Hill Commitment Shares held by this selling stockholder, all of which are being registered for resale under this prospectus.

6)	The address of the selling stockholder is 4035 E. Colter St., Phoenix, Arizona 85018.

7)	This column lists the number of Class A common stock beneficially owned by this selling stockholder as of April 11, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of April 11, 2025, this selling stockholder would beneficially own an aggregate of 500,000 of our Class A common stock, consisting of up to 500,000 Series A Warrant Shares. This does not include the conversion shares upon conversion of the Series A Preferred Stock.

8)	Myron Borntrager is the natural person with voting and investment control over the securities beneficially owned by MJB Living Trust dated 7/30/20(8). The address of the selling stockholder is 15910 E Sunflower Drive, Unit A, Fountain Hills, AZ 85268.

9)	This column lists the number of Class A common stock beneficially owned by this selling stockholder as of April 11, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of April 11, 2025, this selling stockholder would beneficially own an aggregate of 87,500 of our Class A common stock, consisting of up to 87,500 Series A Warrant Shares. This does not include the conversion shares upon conversion of the Series A Preferred Stock.

10)	Ann Becker is the natural person with voting and investment control over the securities beneficially owned by Vantage FBO Ann Becker ROTH #0030694 and Vantage FBO Ann Becker IRA #0030674. The address of the selling stockholder is 8742 E Vía De Commercio Scottsdale, AZ 85258.

11)	This column lists the number of Class A common stock beneficially owned by this selling stockholder as of April 11, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of April 11, 2025, this selling stockholder would beneficially own an aggregate of 9,135 of our Class A common stock, consisting of (i) 830 Exchange Commitment Shares held by this selling stockholder and (ii) up to 8,305 Exchange Warrant Shares.

12)	This column lists the number of Class A common stock beneficially owned by this selling stockholder as of April 11, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of April 11, 2025, this selling stockholder would beneficially own an aggregate of 5,566 of our Class A common stock, consisting of (i) 506 Exchange Commitment Shares held by this selling stockholder and (ii) up to 5,060 Exchange Warrant Shares.

13)	Anne Johnson is the natural person with voting and investment control over the securities beneficially owned by Catlin Vista LLC. The address of the selling stockholder is 12498 Cloudy Bay Drive, Colorado Springs, CO 80921.

14)	This column lists the number of Class A common stock beneficially owned by this selling stockholder as of April 11, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of April 11, 2025, this selling stockholder would beneficially own an aggregate of 12,100 of our Class A common stock, consisting of (i) 1,100 Exchange Commitment Shares held by this selling stockholder and (ii) up to 11,000 Exchange Warrant Shares.

15)	The address of the selling stockholder is 512 Calle Mastil, Santa Barbara, CA 93111.

16)	This column lists the number of Class A common stock beneficially owned by this selling stockholder as of April 11, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of April 11, 2025, this selling stockholder would beneficially own an aggregate of 22,687 of our Class A common stock, consisting of (i) 2,062 Exchange Commitment Shares held by this selling stockholder and (ii) up to 20,625 Exchange Warrant Shares.

17)	Brian King is the natural person with voting and investment control over the securities beneficially owned by The Brian and Anitra King Living Trust dated October 15, 2021. The address of the selling stockholder is 11635 E Sweetwater Ave, Scottsdale, AZ 85259.

18)	This column lists the number of Class A common stock beneficially owned by this selling stockholder as of April 11, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of April 11, 2025, this selling stockholder would beneficially own an aggregate of 30,250 of our Class A common stock, consisting of (i) 2,750 Exchange Commitment Shares held by this selling stockholder and (ii) up to 27,500 Exchange Warrant Shares.

19)	The address of the selling stockholder is 32003 N 52nd Way, Cave Creek, AZ 85331.

20)	This column lists the number of Class A common stock beneficially owned by this selling stockholder as of April 11, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of April 11, 2025, this selling stockholder would beneficially own an aggregate of 15,125 of our Class A common stock, consisting of (i) 1,375 Exchange Commitment Shares held by this selling stockholder and (ii) up to 13,750 Exchange Warrant Shares.

21)	Charles Berry is the natural person with voting and investment control over the securities beneficially owned by Charles R. Berry & Joan Berry Revocable Trust. The address of 6148 E Mountain View Road Scottsdale, AZ 85253.

22)	This column lists the number of Class A common stock beneficially owned by this selling stockholder as of April 11, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of April 11, 2025, this selling stockholder would beneficially own an aggregate of 54,450 of our Class A common stock, consisting of (i) 4,950 Exchange Commitment Shares held by this selling stockholder and (ii) up to 49,500 Exchange Warrant Shares.

23)	The address of the selling stockholder is 10910 W Palmeras Dr, Sun City, AZ 85373.

24)	This column lists the number of Class A common stock beneficially owned by this selling stockholder as of April 11, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of April 11, 2025, this selling stockholder would beneficially own an aggregate of 115,500 of our Class A common stock, consisting of (i) 5,500 Exchange Commitment Shares held by this selling stockholder and (ii) up to 55,000 Exchange Warrant Shares.

25)	Darryl Orletsky is the natural person with voting and investment control over the securities beneficially owned by Wishful Thinking Investments, LLC. The address of the selling stockholder is 1820 N 43rd St Phoenix , AZ 85008.

26)	This column lists the number of Class A common stock beneficially owned by this selling stockholder as of April 11, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of April 11, 2025, this selling stockholder would beneficially own an aggregate of 30,250 of our Class A common stock, consisting of (i) 2,750 Exchange Commitment Shares held by this selling stockholder and (ii) up to 27,500 Exchange Warrant Shares.

27)	Debra Lentz is the natural person with voting and investment control over the securities beneficially owned by D Invest One, LLC and D Invest Two, LLC. The address of the selling stockholder is 8742 E Via De Commercio Scottsdale, AZ 85258.

28)	This column lists the number of Class A common stock beneficially owned by this selling stockholder as of April 11, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of April 11, 2025, this selling stockholder would beneficially own an aggregate of 15,125 of our Class A common stock, consisting of (i) 1,375 Exchange Commitment Shares held by this selling stockholder and (ii) up to 13,750 Exchange Warrant Shares.

29)	This column lists the number of Class A common stock beneficially owned by this selling stockholder as of April 11, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of April 11, 2025, this selling stockholder would beneficially own an aggregate of 4,537of our Class A common stock, consisting of (i) 412 Exchange Commitment Shares held by this selling stockholder and (ii) up to 4,125 Exchange Warrant Shares.

30)	Don Petersen is the natural person with voting and investment control over the securities beneficially owned by REP Investments, LLC. The address of the selling stockholder is 11759 E Desert Trail, Scottsdale AZ 85259.

31)	This column lists the number of Class A common stock beneficially owned by this selling stockholder as of April 11, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of April 11, 2025, this selling stockholder would beneficially own an aggregate of 60,500of our Class A common stock, consisting of (i) 5,500 Exchange Commitment Shares held by this selling stockholder and (ii) up to 55,000 Exchange Warrant Shares.

32)	Duncan Aepli is the natural person with voting and investment control over the securities beneficially owned Datrad Investments LLC. The address of the selling stockholder is 1815 N Barkley, Mesa, AZ 85203.

33)	This column lists the number of Class A common stock beneficially owned by this selling stockholder as of April 11, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of April 11, 2025, this selling stockholder would beneficially own an aggregate of 13,310 of our Class A common stock, consisting of (i) 1,210 Exchange Commitment Shares held by this selling stockholder and (ii) up to 12,100 Exchange Warrant Shares.

34)	Eldon Christoferson is the natural person with voting and investment control over the securities beneficially owned by Eldon L. Christoferson Living Trust. The address of the selling stockholder is 291 Indian Paintbrush Street, Unit K Casper, WY 82604.

35)	This column lists the number of Class A common stock beneficially owned by this selling stockholder as of April 11, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of April 11, 2025, this selling stockholder would beneficially own an aggregate of 60,500 of our Class A common stock, consisting of (i) 5,500 Exchange Commitment Shares held by this selling stockholder and (ii) up to 55,000 Exchange Warrant Shares.

36)	The address of the selling stockholder is 5841 SW 33rd Ave. Fort Lauderdale, FL 33312.

37)	This column lists the number of Class A common stock beneficially owned by this selling stockholder as of April 11, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of April 11, 2025, this selling stockholder would beneficially own an aggregate of 15,125 of our Class A common stock, consisting of (i) 1,375 Exchange Commitment Shares held by this selling stockholder and (ii) up to 13,750 Exchange Warrant Shares.

38)	Isam Hawatmeh is the natural person with voting and investment control over the securities beneficially owned by The Isam S. Hawatmeh and Randa S. Hawatmeh Revocable Qualified Spousal Trust. The address of the selling stockholder is 12851 Topping Manor Drive, St Louis, MS 63131.

39)	This column lists the number of Class A common stock beneficially owned by this selling stockholder as of April 11, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of April 11, 2025, this selling stockholder would beneficially own an aggregate of 30,250 of our Class A common stock, consisting of (i) 2,750 Exchange Commitment Shares held by this selling stockholder and (ii) up to 27,500 Exchange Warrant Shares.

40)	Jeremy Anshell is the natural person with voting and investment control over the securities beneficially owned by R.C. Lurie Co. Inc. The address of the selling stockholder is 1122 N. 7th Street, Phoenix, AZ 85006

41)	This column lists the number of Class A common stock beneficially owned by this selling stockholder as of April 11, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of April 11, 2025, this selling stockholder would beneficially own an aggregate of 151,250 of our Class A common stock, consisting of (i) 13,750 Exchange Commitment Shares held by this selling stockholder and (ii) up to 137,500 Exchange Warrant Shares.

42)	Kim Lochridgeis the natural person with voting and investment control over the securities beneficially owned by KIMIDI, LLC. The address of the selling stockholder is 14253 N Silverleaf Ln Marana, AZ 85658.

43)	This column lists the number of Class A common stock beneficially owned by this selling stockholder as of April 11, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of April 11, 2025, this selling stockholder would beneficially own an aggregate of 22,687 of our Class A common stock, consisting of (i) 2,062 Exchange Commitment Shares held by this selling stockholder and (ii) up to 20,625 Exchange Warrant Shares.

44)	Laurie Morgan (Kagiyama) is the natural person with voting and investment control over the securities beneficially owned by Queen Midas Enterprises LLC and Kinue Holdings LLC. The address of the selling stockholder is 1225 W Main St, Suite 101-189, Mesa, AZ 85201.

45)	This column lists the number of Class A common stock beneficially owned by this selling stockholder as of April 11, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of April 11, 2025, this selling stockholder would beneficially own an aggregate of 15,125of our Class A common stock, consisting of (i) 1,375 Exchange Commitment Shares held by this selling stockholder and (ii) up to 13,750 Exchange Warrant Shares.

46)	This column lists the number of Class A common stock beneficially owned by this selling stockholder as of April 11, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of April 11, 2025, this selling stockholder would beneficially own an aggregate of 15,125 of our Class A common stock, consisting of (i) 1,375 Exchange Commitment Shares held by this selling stockholder and (ii) up to 13,750 Exchange Warrant Shares.

47)	This column lists the number of Class A common stock beneficially owned by this selling stockholder as of April 11, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of April 11, 2025, this selling stockholder would beneficially own an aggregate of 7,562of our Class A common stock, consisting of (i) 687 Exchange Commitment Shares held by this selling stockholder and (ii) up to 6,875 Exchange Warrant Shares.

48)	Mary Jo Potteris the natural person with voting and investment control over the securities beneficially owned by Mary Jo Potter Trust. The address of the selling stockholder is 1800 Lacassie Ave #511, Walnut Creek, CA 94596.

49)	This column lists the number of Class A common stock beneficially owned by this selling stockholder as of April 11, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of April 11, 2025, this selling stockholder would beneficially own an aggregate of 30,250 of our Class A common stock, consisting of (i) 2,750 Exchange Commitment Shares held by this selling stockholder and (ii) up to 27,500 Exchange Warrant Shares.

50)	Matt Tompkins is the natural person with voting and investment control over the securities beneficially owned by Tompkins Family Charitable Remainder Unitrust. The address of the selling stockholder is 11620 Bel Ami Dr, Dubuque, IA 52003.

51)	This column lists the number of Class A common stock beneficially owned by this selling stockholder as of April 11, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of April 11, 2025, this selling stockholder would beneficially own an aggregate of 393,250 of our Class A common stock, consisting of (i) 35,750 Exchange Commitment Shares held by this selling stockholder and (ii) up to 357,500 Exchange Warrant Shares.

52)	The address of the selling stockholder is 110 Aiken Hunt Circle, Columbia, SC 29223.

53)	This column lists the number of Class A common stock beneficially owned by this selling stockholder as of April 11, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of April 11, 2025, this selling stockholder would beneficially own an aggregate of 27,225of our Class A common stock, consisting of (i) 2,475 Exchange Commitment Shares held by this selling stockholder and (ii) up to 24,750 Exchange Warrant Shares.

54)	Norma L. Goodwinis the natural person with voting and investment control over the securities beneficially owned by Norma L. Goodwin TTEE u/a dtd 08/14/07 Norma L. Goodwin Revocable Trust. The address of the selling stockholder is 12507 Eveningside Dr, Sun City West, AZ 85375.

55)	This column lists the number of Class A common stock beneficially owned by this selling stockholder as of April 11, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of April 11, 2025, this selling stockholder would beneficially own an aggregate of 15,125 of our Class A common stock, consisting of (i) 1,375 Exchange Commitment Shares held by this selling stockholder and (ii) up to 13,750 Exchange Warrant Shares.

56)	Pamela Lund is the natural person with voting and investment control over the securities beneficially owned by Lund Imaging 401K. The address of the selling stockholder is 8586 E Yearling Rd, Scottsdale, AZ 85255.

57)	This column lists the number of Class A common stock beneficially owned by this selling stockholder as of April 11, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of April 11, 2025, this selling stockholder would beneficially own an aggregate of 75,625 of our Class A common stock, consisting of (i) 6,875 Exchange Commitment Shares held by this selling stockholder and (ii) up to 68,750 Exchange Warrant Shares.

58)	Patrick Barnwell is the natural person with voting and investment control over the securities beneficially owned by Patrick R. Barnwell and Teresa L Paluszcyk Revocable Trust. The address of the selling stockholder is 13232 N 14th Pl, Phoenix, AZ 85022.

59)	This column lists the number of Class A common stock beneficially owned by this selling stockholder as of April 11, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of April 11, 2025, this selling stockholder would beneficially own an aggregate of 30,250 of our Class A common stock, consisting of (i) 2,750 Exchange Commitment Shares held by this selling stockholder and (ii) up to 27,500 Exchange Warrant Shares.

60)	Richard Harless is the natural person with voting and investment control over the securities beneficially owned by Spark Blossom LLC. The address of the selling stockholder is 2606 E Libra St, Gilbert, AZ 85234.

61)	This column lists the number of Class A common stock beneficially owned by this selling stockholder as of April 11, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of April 11, 2025, this selling stockholder would beneficially own an aggregate of 105,875 of our Class A common stock, consisting of (i) 9,625 Exchange Commitment Shares held by this selling stockholder and (ii) up to 96,250 Exchange Warrant Shares.

62)	The address of the selling stockholder is 14 Eagle Trace, Wolfeboro, NH 03894.

63)	This column lists the number of Class A common stock beneficially owned by this selling stockholder as of April 11, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of April 11, 2025, this selling stockholder would beneficially own an aggregate of 30,250 of our Class A common stock, consisting of (i) 2,750 Exchange Commitment Shares held by this selling stockholder and (ii) up to 27,500 Exchange Warrant Shares.

64)	The address of the selling stockholder is 101 East Rocks Road, Norwalk, CT 06851.

65)	This column lists the number of Class A common stock beneficially owned by this selling stockholder as of April 11, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of April 11, 2025, this selling stockholder would beneficially own an aggregate of 201,666 of our Class A common stock, consisting of (i) 2,062 Exchange Commitment Shares held by this selling stockholder and (ii) up to 20,625Exchange Warrant Shares.

66)	The address of the selling stockholder is 421 Ponte Vedra Blvd Ponte Vedra Beach, FL 32082.

67)	This column lists the number of Class A common stock beneficially owned by this selling stockholder as of April 11, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of April 11, 2025, this selling stockholder would beneficially own an aggregate of 22,687 of our Class A common stock, consisting of (i) 2,062 Exchange Commitment Shares held by this selling stockholder and (ii) up to 20,625 Exchange Warrant Shares.

68)	The address of the selling stockholder is 2809 Dana Court, Ellicott City, MD 21042.

69)	This column lists the number of Class A common stock beneficially owned by this selling stockholder as of April 11, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of April 11, 2025, this selling stockholder would beneficially own an aggregate of 30,250 of our Class A common stock, consisting of (i) 2,750Exchange Commitment Shares held by this selling stockholder and (ii) up to 27,500 Exchange Warrant Shares.

DESCRIPTION OF SECURITIES

General

The following description summarizes important terms of the classes of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of incorporation and our bylaws, which have been filed as exhibits to the offering statement of which this offering circular is a part.

We are authorized to issue up to 137,500,000 shares of capital stock, of which (i) 100,000,000 shares are Class A common stock with a par value $0.001 per share; (ii) 15,000,000 shares are Class B common stock with a par value $0.001 per share; and (iii) 22,500,000 shares are preferred stock with a par value of $0.001 per share. As of December 1, 2024, there were 15,056,356 shares of Class A common stock, 7,416,414 shares of Class B common stock and 117,500 shares of Series A Preferred Stock, and 4,000 shares Series AA Preferred Stock issued and outstanding.

Class A common stock

Voting. The holders of the Class A common stock are entitled to one (1) vote for each share of Class A common stock held at all meetings of stockholders (and written actions in lieu of meetings). The Class A common stock is not subject to cumulative voting. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.

Dividends. Subject to the preferences applicable to the Preferred Stock, the holders of the Class A common stock are entitled to, on an equal basis with the holders of Class B common stock, receive dividends when and if declared by the Company’s board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Class B common stock

Voting. The holders of the Class B common stock are entitled to ten (10) votes for each share of Class B common stock held at all meetings of stockholders (and written actions in lieu of meetings). The Class B common stock is not subject to cumulative voting. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.

Dividends. Subject to the preferences applicable to the preferred stock, the holders of the Class B common stock are entitled to, on an equal basis with the holders of Class A common stock, receive dividends when and if declared by the Company’s board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis.

Preferred Stock

Series A Preferred Stock

On November 26, 2024, we the Series A Certificate of Designation with the Secretary of State of the State of Delaware to establish the preferences, voting powers, limitations as to dividends or other distributions, qualifications, terms and conditions of redemption and other terms and conditions of the Company’s Series A Preferred Stock. The Series A Preferred Stock is subject to certain rights, preferences, privileges, and obligations, including voluntary and mandatory conversion provisions, as well as beneficial ownership restrictions and share cap limitations, as set forth in the Series A Certificate of Designation. The following is a summary description of the terms and the general effect of the issuance of the shares of Series A Preferred Stock on the Company’s other classes of registered securities. There are seven hundred fifty thousand (750,000) shares of the Series A Preferred Stock designated.

Stated Value. Each share of Series A Preferred Stock has an initial stated value of $20.00, subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our Series A Preferred Stock.

Dividends. The holders of the shares of Series A Preferred Stock will be entitled to receive a twelve percent (12%) annual, non-cumulative dividend payable annually, at the Company’s option, (i) in cash or (ii) in shares of the Company’s Class A common stock, at a price per share of Class A Common Stock equal to the lower of (A) the average closing price of Class A Common Stock as quoted on the principal trading market, if any, in which the shares of Class A Common Stock then trade (“Principal Market”) for the five trading days immediately preceding the date of issuance, or (B) the closing price of the Class A Common Stock as quoted on the Principal Market on the trading day prior to the date of issuance, but in no event less than $1.00 per share.

Optional Conversion. At any time and from time to time, a holder of the shares of Series A Preferred Stock may, at its option, convert (i) up to twenty-five percent (25%) of the holder’s total shares of Series A Preferred Stock (the “First Tranche Convertible Shares”) at a rate equal to the stated value divided by $0.5114 (the “First Tranche Conversion Rate”), (ii) up to twenty-five percent (25%) of the holder’s total shares of Series A Preferred Stock (the “Second Tranche Convertible Shares”) at a rate equal to the stated value divided by $0.7671 (the “Second Tranche Conversion Rate”), (iii) up to twenty-five percent (25%) of the holder’s total shares of Series A Preferred Stock (the “Third Tranche Convertible Shares”) at a rate equal to the stated value divided by $1.0228 (the “Third Tranche Conversion Rate”), and (iv) up to twenty-five percent (25%) of the holder’s total shares of Series A Preferred Stock (the “Fourth Tranche Convertible Shares”) at a rate equal to the stated value divided by $1.2785 (the “Fourth Tranche Conversion Rate”).

Mandatory Conversion. The shares of Series A Preferred Stock will mandatorily convert into shares of Class A Common Stock as follows:

i. On the first trading day following the first date on which the closing price of the Class A Common Stock on the Principal Market is 200% higher than $0.5114 for twenty (20) of thirty (30) consecutive trading days, all of the First Tranche Convertible Shares shall convert at the First Tranche Conversion Rate;

ii. On the first trading day following the first date on which the closing price of the Class A Common Stock on the Principal Market is 200% higher than the $0.7671 for twenty (20) of thirty (30) consecutive trading days, all the Second Tranche Convertible Shares shall convert at the Second Tranche Conversion Rate;

iii. On the first trading day following the first date on which the closing price of the Class A Common Stock on the Principal Market is 200% higher than $1.0228 for twenty (20) of thirty (30) consecutive trading days the Third Tranche Convertible Shares shall convert at the Third Tranche Conversion Rate; and

iv. On the first trading day following the first date on which the closing price of the Class A Common Stock on the Principal Market is 200% higher than the $1.2785 for twenty (20) of thirty (30) consecutive trading days the Fourth Tranche Convertible Shares shall convert at the Fourth Tranche Conversion Rate.

Voting Rights. The Series A Preferred Stock will have no voting rights relative to matters submitted to a vote of our stockholders (other than as required by law). However, we may not, without the affirmative vote or written consent of the holders of a majority of the then issued and outstanding Series A Preferred Stock: (i) amend or waive any provision of the certificate of designation or otherwise take any action that modifies any powers, rights, preferences, privileges or restrictions of the Series A Preferred Stock (other than an amendment solely for the purpose of changing the number of shares of Series A Preferred Stock designated for issuance as provided in the certificate of designation); (ii) authorize, create or issue shares of any class of stock having rights, preferences or privileges as to dividends or distributions upon a liquidation that are superior to the Series A Preferred Stock; or (iii) amend our articles of incorporation in a manner that adversely and materially affects the rights of the Series A Preferred Stock.

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of the Series A Preferred Stock then outstanding will be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders, before any amount will be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Series A Preferred Stock.

Ranking. The Series A Preferred Stock ranks senior to the Company’s Class A Common Stock and Class B common stock, par value $0.001, with respect to the preferences provided for in the Certificate of Designation as to distributions and payments upon the liquidation, dissolution and winding up of the Company.

Redemption. The Company has the right to redeem the outstanding shares of the Series A Preferred Stock at an amount equal to the Liquidation Preference, provided that the holders of Series A Preferred Stock are granted thirty (30) calendar days to first exercise their conversion rights. “Liquidation Preference” means, with respect to each outstanding share of Series A Preferred Stock, the sum of: (i) the amount of all accrued but unpaid dividends on such share; plus (ii) the product of the stated value multiplied by 120%.

Amendments. The Certificate of Designation may be amended by obtaining the affirmative vote of a majority of the outstanding shares of Series A Preferred Stock, voting separately as a single class.

Series AA Preferred Stock

On March 5, 2025, we filed a certificate of designation with the Delaware Secretary of State to establish our Series AA Preferred Stock. We designated a total of 800,000 shares of Preferred Stock as “Series AA Cumulative Redeemable Preferred Stock.” Our Series AA Preferred Stock has following voting powers, designations, preferences and relative rights, qualifications, limitations, or restrictions:

Ranking. The Series AA Preferred Stock ranks, as to dividend rights and rights upon our liquidation, dissolution, or winding up, senior to our Series A Preferred Stock and our Common Stock and pari passu with our Series A Preferred Stock. The terms of the Series AA Preferred Stock do not limit our ability to (i) incur indebtedness or (ii) issue additional equity securities that are equal or junior in rank to the shares of our Series AA Preferred Stock as to distribution rights and rights upon our liquidation, dissolution or winding up.

Stated Value. Each share of Series AA Preferred Stock has an initial stated value of $25.00, which is equal to the offering price per share, subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our Series AA Preferred Stock.

Dividend Rate and Payment Dates. Dividends on the Series AA Preferred Stock are cumulative and payable monthly in arrears to all holders of record on the applicable record date. Holders of our Series AA Preferred Stock are entitled to receive cumulative monthly cash dividends at a per annum rate of 9.5% of the stated value (or $0.198 per share each month based on the initial stated value). Dividends on each share begin accruing on, and are cumulative from, the date of issuance and regardless of whether our board of directors declares and pays such dividends. Our board of directors will not authorize, pay or set apart for payment by us any dividend on the Series AA Preferred Stock at any time that:

•	the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibits such authorization, payment or setting apart for payment;

•	the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, provides that such authorization, payment or setting apart for payment thereof would constitute a breach of, or a default under, such agreement; or

•	the law restricts or prohibits the authorization or payment.

Dividends on shares of our Series AA Preferred Stock will continue to accrue even if

•	the terms and provisions of any of our agreements relating to our indebtedness prohibit such authorization, payment or setting apart for payment;

•	we have earnings;

•	there are funds legally available for the payment of the dividends; and

•	the dividends are authorized.

In the event the monthly payment of dividends is not made within 30 days of the due date, dividends will accrue from the due date of such monthly payment at the rate of 18% until such default is cured.

Liquidation Preference. Upon a liquidation, dissolution or winding up of our company, holders of shares of our Series AA Preferred Stock are entitled to receive, before any payment or distribution is made to the holders of our Common Stock and on a pari passu basis with holders of our Series AA Preferred Stock and Series A Preferred Stock, a liquidation preference equal to the stated value per share, plus accrued but unpaid dividends thereon.

Redemption Request at the Option of a Holder. Once per calendar quarter, a holder will have the opportunity to request that we redeem that holder’s Series AA Preferred Stock. Our board of directors may, however, suspend cash redemptions at any time in its discretion if it determines that it would not be in the best interests of our company to effectuate cash redemptions at a given time because we do not have sufficient cash, including because our board believes that our cash on hand should be utilized for other business purposes. Redemptions will be limited to four percent (4%) of the total outstanding Series AA Preferred Stock per quarter and any redemptions in excess of such limit or to the extent suspended, shall be redeemed in subsequent quarters on a first come, first served, basis. We will redeem shares at a redemption price equal to the stated value of such redeemed shares, plus any accrued but unpaid dividends thereon, less the applicable redemption fee (if any). As a percentage of the aggregate redemption price of a holder’s shares to be redeemed, the redemption fee shall be:

•	10% if the redemption is requested on or before the first anniversary of the original issuance of such shares;

•	8% if the redemption is requested after the first anniversary and on or before the second anniversary of the original issuance of such shares; and

•	6% if the redemption is requested after the second anniversary and on or before the third anniversary of the original issuance of such shares.

Please see the certificate of designation, which has been filed as an exhibit to the offering statement of which this offering circular forms a part, for the procedures to request a redemption.

Optional Redemption by our company. We have the right (but not the obligation) to redeem shares of Series AA Preferred Stock at a redemption price equal to the stated value of such redeemed shares, plus any accrued but unpaid dividends thereon.

Mandatory Redemption by our company. We are required to redeem the outstanding shares of Series AA Preferred Stock on the third (3rd) anniversary of their issuance at a redemption price equal to the stated value of such redeemed shares, plus any accrued but unpaid dividends thereon.

Optional Repurchase Upon Death, Disability or Bankruptcy of a Holder. Subject to certain restrictions and conditions, we will also repurchase shares of Series AA Preferred Stock of a holder who is a natural person (including an individual beneficial holder who holds shares through a custodian or nominee, such as a broker-dealer) upon his or her death, total disability or bankruptcy, within sixty (60) days of our receipt of a written request from the holder or the holder’s estate at a repurchase price equal to the stated value, plus accrued and unpaid dividends thereon. A “total disability” means a determination by a physician approved by us that a holder, who was gainfully employed and working at least forty (40) hours per week as of the date on which his or her shares were purchased, has been unable to work forty (40) or more hours per week for at least twenty-four (24) consecutive months. Please see the certificate of designation, the form of which has been filed as an exhibit to the offering statement of which this offering circular forms a part, for the procedures to request a repurchase.

Restrictions on Redemption and Repurchase. We are not obligated to redeem or repurchase shares of Series AA Preferred Stock if we are restricted by applicable law or our articles of incorporation from making such redemption or repurchase or to the extent any such redemption or repurchase would cause or constitute a default under any borrowing agreements to which we or any of our subsidiaries are a party or otherwise bound. In addition, we have no obligation to redeem shares in connection with a redemption request made by a holder if we determine, as of the redemption date, that we do not have sufficient funds available to fund that redemption. In this regard, we will have complete discretion under the certificate of designation for the Series AA Preferred Stock to determine whether we are in possession of “sufficient funds” to fund a redemption request. To the extent we are unable to complete redemptions we may have earlier agreed to make, we will complete those redemptions promptly after we become able to do so, with all such deferred redemptions being satisfied on a first come, first served, basis.

Voting Rights. The Series AA Preferred Stock has no voting rights relative to matters submitted to a vote of our stockholders (other than as required by law). However, we may not, without the affirmative vote or written consent of the holders of a majority of the then issued and outstanding Series AA Preferred Stock: (i) amend or waive any provision of the certificate of designation or otherwise take any action that modifies any powers, rights, preferences, privileges or restrictions of the Series AA Preferred Stock (other than an amendment solely for the purpose of changing the number of shares of Series AA Preferred Stock designated for issuance as provided in the certificate of designation); (ii) authorize, create or issue shares of any class of stock having rights, preferences or privileges as to dividends or distributions upon a liquidation that are superior to the Series AA Preferred Stock; or (iii) amend our articles of incorporation in a manner that adversely and materially affects the rights of the Series AA Preferred Stock.

Conversion Right. At the third anniversary of the issuance date of a share of Series AA Preferred Stock, a holder may elect, with the prior written consent of the Company, which consent may be unreasonably withheld, to convert all or any portion of such then outstanding shares of Series AA Preferred Stock held by it into that number of shares of our Class A Common Stock determined by dividing the then Stated Value of such shares by the closing price of our Class A Common Stock as quoted on the Nasdaq Capital Market (the “NCM”) on the day prior to such date but in no event less than the closing price of our Class A Common Stock as quoted on the NCM on the day prior to the initial Closing Date.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws and Class B Common Stock

Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the outstanding shares of common stock outstanding will be able to elect all of our directors.

The foregoing provisions will make it more difficult for our existing stockholders to replace our Board of Directors as well as for another party to obtain control of us by replacing our Board of Directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our Board of Directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management.

In addition, the control vested in our founders by virtue of their holding of Class B common stock may discourage or impede takeover activities.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

•	In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Exclusive forum for adjudication of disputes provision which limits the forum to the Delaware Court of Chancery for certain stockholder litigation matters actions against the Company, which may limit an investor’s ability to obtain a favorable judicial forum for disputes with the Company or its directors, officers, employees or stockholders.

Section 7.06(a) of Article VII of our Bylaws dictates that, unless we consent in writing to the selection of an alternative forum, the Delaware Court of Chancery (or, if the Delaware Court of Chancery does not have jurisdiction, the federal district court for the State of Delaware) is, to the fullest extent permitted by law, the sole and exclusive forum for certain actions including derivative action or proceeding brought on behalf of the Company; an action asserting a breach of fiduciary duty owed by an officer, director, employee or to the stockholders of the Company; any claim arising under Delaware corporate law, our amended and restated certificate of incorporation or our amended and restated bylaws; and any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the provisions of Section 7.06 of Article VII of our Bylaws.

However, Section 7.06(a) of Article VII of our Bylaws will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Furthermore, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, or the rules and regulations promulgated thereunder. We note, however, that Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. There is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

A Delaware corporation is allowed to mandate in its corporate governance documents a chosen forum for the resolution of state law-based stockholder class actions, derivative suits and other intra-corporate disputes. With respect to such state law claims, the Company’s management believes limiting state law based claims to Delaware will provide the most appropriate outcomes as the risk of another forum misapplying Delaware law is avoided, Delaware courts have a well-developed body of case law and limiting the forum will preclude costly and duplicative litigation and avoids the risk of inconsistent outcomes. Additionally, Delaware Chancery Courts can typically resolve disputes on an accelerated schedule when compared to other forums.

The choice of forum provisions contained in the Company’s Bylaws may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, the enforceability of similar choice of forum provisions in other issuers’ bylaws and certificates of incorporation has been challenged in legal proceedings, and it is possible that in connection with any applicable action brought against the Company, a court could find the choice of forum provisions contained in the Company’s Bylaws to be inapplicable or unenforceable in such action. As a result, the Company could incur additional costs associated with resolving such actions in other jurisdictions, which could harm the Company’s business, operating results and financial condition.

Transfer Agent and Registrar

Continental Stock Transfer & Trust Company, telephone 800-509-5586, is the transfer agent for our Class A common stock. ClearTrust LLC is the transfer agent for the Series AA Preferred Stock.

Trading Symbol and Market

Our shares of Class A common stock are listed on the Nasdaq Capital Market under the symbol “CWD”.

PLAN OF DISTRIBUTION

We are registering the Securities to permit the resale of these shares of Class A common stock by the holders of the Securities from time to time after the date of this prospectus. We will not receive any proceeds from the sale of shares of Class A common stock by the Selling Stockholder of the shares of Class A common stock, although we will receive the exercise price of any Warrants not exercised by the Selling Stockholders on a cashless exercise basis. We may receive up to $25 million in aggregate gross proceeds from sales of our shares of Class A common stock to Mast Hill that we may, in our discretion, elect to make, from time to time after the date of this prospectus, pursuant to the Equity Purchase Agreement. Any proceeds received by us from the exercise of the Warrants or the sale of shares of Class A common stock to Mast Hill pursuant to the Equity Purchase Agreement will be used for general corporate purposes.

The Selling Stockholders may sell all or a portion of the shares of Class A common stock held by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Class A common stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Class A common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date the Registration Statement is declared effective by the SEC;

•	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares of Class A common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the Selling Stockholders may transfer the shares of Class A common stock by other means not described in this prospectus. If the Selling Stockholders effect such transactions by selling shares of Class A common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of Class A common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Class A common stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Class A common stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of Class A common stock short and deliver shares of Class A common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of Class A common stock to broker-dealers that in turn may sell such shares.

The Selling Stockholders may pledge or grant a security interest in some or all of the Securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Class A common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of Class A common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Stockholders and any broker-dealer participating in the distribution of the shares of Class A common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Class A common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of Class A common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Class A common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Class A common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

If the Selling Stockholders utilizes a broker-dealer in the sale of the shares of Class A common stock being offered by this prospectus, such broker-dealer may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders, or commissions from purchasers of the shares of Class A common stock for whom they may act as agent or to whom they may sell as principal.

There can be no assurance that any Selling Stockholders will sell any or all of the shares of Class A common stock registered pursuant to the registration statement, of which this prospectus forms a part.

In relation to the Equity Purchase Agreement, Mast Hill is an underwriter within the meaning of the Securities Act of 1933, as amended (“Securities Act”) and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. Any commissions received by such broker-dealers or agents, and any profit on the resale of the shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. Mast Hill has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute our shares of Class A common stock. Pursuant to a requirement by FINRA, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 promulgated under the Securities Act.

Because Mast Hill may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any of the Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this Prospectus. We are requesting that the Selling Stockholder confirm that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale of the shares by the Selling Stockholders.

The Selling Stockholders, including Mast Hill, and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Class A common stock by Mast Hill, and the Selling Stockholders and any other participating person. Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (“Exchange Act”) any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Class A common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, Mast Hill and the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the shares of Class A common stock by Mast Hill, and the Selling Stockholders or any other person. All of the foregoing may affect the marketability of the shares of Class A common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Class A common stock.

Craft Capital Management LLC acted as placement agent (the “Placement Agent”) in connection with the Equity Purchase Agreement. The Placement Agent will earn a cash fee of 5% of any cash draws under the Equity Purchase Agreement, which fee will be deducted from purchase price paid by Mast Hill for each draw under the Equity Purchase Agreement.

Mast Hill has represented to us that at no time prior to the date of the Equity Purchase Agreement has Mast Hill or any entity managed or controlled by Mast Hill engaged in or effected, in any manner whatsoever, directly or indirectly, for its own account or for the account of any of its affiliates, any short sale or any transaction that establishes a net short position with respect to our shares of Class A common stock. Mast Hill has agreed that, during the term of the Mast Hill Purchase Agreement, none of Mast Hill, its officers, its sole member, or any entity managed or controlled by the Mast Hill will enter into or effect, directly or indirectly, any of the foregoing transactions for its own account or for the account of any other such person or entity.

We will pay all expenses of the registration of the shares of Class A common stock pursuant to this registration statement, estimated to be $200,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, the Selling Stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Stockholder against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreement or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Class A common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of Class A common stock offered by this prospectus will be passed upon for us by Manatt, Phelps & Phillips, LLP, Costa Mesa, California.

EXPERTS

The financial statements of CaliberCos Inc. and subsidiaries as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024 incorporated by reference from the Company’s Annual Report on Form 10-K for the period ended December 31, 2024, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Class A common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is http://www.sec.gov.

You may inspect our offering statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

Our SEC filings, including the registration statement on Form S-1 and the exhibits filed with the offering statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Additionally, we will make these filings available, free of charge, on our website at www.caliberco.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits and schedules attached to the registration statement and the information incorporated by reference, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete, and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed below in “Where You Can Find More Information.”

The documents we are incorporating by reference into this prospectus are:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025; and

•	Our Current Reports on Form 8-K filed on March 11, 2025, March 26, 2025 and April 11, 2025.

All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any report or document that is not deemed filed under such provisions, (i) on or after the date of filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement and (ii) on or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold or this prospectus has been withdrawn, shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents. The information in documents that we file in the future will update and supersede the information currently included and incorporated by reference in this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or 7.01 of Form 8-K. These documents may also be accessed on our website at https://www.caliberco.com/. Information contained in, or accessible through, our website is not a part of this prospectus. We will provide without charge to each person, including any beneficial owners, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all reports or documents referred to above which have been or may be incorporated by reference into this prospectus but not delivered with this prospectus, excluding exhibits to those reports or documents unless they are specifically incorporated by reference into those documents.

You may request a copy of these documents by writing or telephoning us at the following address:

CaliberCos Inc.

8901 E. Mountain View Rd. Ste. 150

Scottsdale AZ 85258

Phone: (480) 295-7600

Attention: Corporate Secretary

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us (the Registrant), other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities being registered hereunder. All of the amounts shown are estimates, except for the SEC Registration Fee.

Amounts to be Paid
SEC registration fee	$5,532.60
Printing fees and expenses	$10,000
Legal fees and expenses	$125,000
Accounting fees and expenses	$30,000
Transfer agent and registrar fees	$5,000
Miscellaneous fees and expenses	$24,467.40
Total	$200,000

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Our amended and restated certificate of incorporation that will be in effect on the completion of this offering permits indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws that will be in effect on the completion of this offering provide that we will indemnify our directors and officers and permit us to indemnify our employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

We have entered into indemnification agreements with our directors and officers, whereby we have agreed to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of CaliberCos Inc., provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of CaliberCos Inc. At present, there is no pending litigation or proceeding involving a director or officer of CaliberCos Inc. regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his capacity as such.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following sets forth information regarding all unregistered securities sold since April 14, 2022:

Issuances of Options to Purchase Common Stock—From January 1, 2019 through May 10, 2023, we granted under our 2017 Plan options to purchase an aggregate of 1,414,202 shares of our common stock to a total of 155 employees, consultants and directors, having exercise prices ranging from$3.35 to $9.25 per share.

From January 1, 2019 through May 10, 2023, we issued1,651,302 shares of Series B preferred stock at a per share price of $6.73 pursuant to Regulation A+.

From January 1, 2019 through May 10, 2023, we issued 515,860 restricted stock units to employees of our company.

On June 24, 2022, we issued 475,613 shares of Class A common stock to a former consultant in connection with the settlement of a dispute.

From January 1, 2019 through May 10, 2023, we issued an aggregate of $30.8 million of promissory notes with a weighted average interest rate of 11.3%.

On March 7, 2024, the Company issued 24,536 shares of Class A common stock with an aggregate fair value of approximately $0.1 million issued under a consulting agreement.

On April 15, 2024, the Company issued 29,164 shares of Class A common stock with an aggregate fair value of approximately $12,000 issued under a consulting agreement.

On May 15, 2024, the Company issued 16,795 shares of Class A common stock with an aggregate fair value of approximately $0.2 million issued under a consulting agreement.

On June 25, 2024, the Company issued 134,000 shares of Class A common stock with an aggregate fair value of approximately $0.2 million issued under a consulting agreement.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Unless otherwise specified above, we believe these transactions were exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act (and Regulation D or Regulation S promulgated thereunder) or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or under benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

See the Exhibit Index on the page immediately preceding the signature page for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of Title 17 of the Code of Federal Regulations), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of Title 17 of the Code of Federal Regulations);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the undersigned registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
3.1	Third Amended and Restated Certificate of Incorporation of CaliberCos Inc. (incorporated by reference to Exhibit 3.1 of CaliberCos Inc.’s Form 8-K filed with the SEC on May 19, 2023
3.2	Amended and Restated Bylaws of CaliberCos Inc. (incorporated by reference to Exhibit 3.2 of CaliberCos Inc.’s Form 8-K filed with the SEC on May 19, 2023)
3.3	Certificate of Designation, Preferences and Rights relating to the Series A Convertible Preferred Stock, dated November 26, 2024 (incorporated by reference to Exhibit 3.1 of CaliberCos Inc.’s Form 8-K filed with the SEC on December 4, 2024)
3.4	Certificate of Designation, Preferences and Rights relating to the Series AA Cumulative Redeemable Preferred Stock, dated March 5, 2025 (incorporated by reference to Exhibit 3.1 of CaliberCos Inc.’s Form 8-K filed with the SEC on March 11, 2025)
4.2	Form of Class A common stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A, filed with the SEC on October 28, 2022 (File No. 333-267657))
4.3	Amended and Restated Stockholders’ Agreement dated March 22, 2023, by and among the Company, John C. Loeffler, Jennifer Schrader and Donnie Schrader (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1/A, filed with the SEC on March 22, 2023 (File No. 333-267657))
4.3.1	Stock Purchase Agreement dated September 21, 2018, by and among the Company and Donnie Schrader (incorporated by reference to Exhibit 3.2 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on June 13, 2019)
4.4	Promissory Note, issued by the Company to the Investor (incorporated by reference to Exhibit 4.1 of CaliberCos Inc.’s Form 8-K filed with the SEC on March 26, 2025)
4.5	Common Stock Purchase Warrant, issued by the Company to the Investor (incorporated by reference to Exhibit 4.2 of CaliberCos Inc.’s Form 8-K filed with the SEC on March 26, 2025)
4.6	Common Stock Purchase Warrant, issued by the Company to the Investor (incorporated by reference to Exhibit 4.3 of CaliberCos Inc.’s Form 8-K filed with the SEC on March 26, 2025)
4.7	Form of Note (incorporated by reference to Exhibit 4.2 of CaliberCos Inc.’s Form 8-K filed with the SEC on April 11, 2025)
4.8	Form of Warrant (incorporated by reference to Exhibit 4.1 of CaliberCos Inc.’s Form 8-K filed with the SEC on April 11, 2025)
5.1	Opinion of Manatt, Phelps & Phillips, LLP
10.1†	CaliberCos Inc. Amended and Restated 2017 Stock Incentive Plan (incorporated by reference to Exhibit 99.1 of CaliberCos Inc.’s Form S-8 (File No. 333-272078), filed with the SEC on May 19, 2023)
10.2†	CaliberCos Inc. 2024 Equity Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement (Schedule 14A) filed with the Commission on May 16, 2024)
10.3†	CaliberCos Inc. Employee Stock Purchase Plan (incorporated by reference to Appendix B to the Company’s Definitive Proxy Statement (Schedule 14A) filed with the Commission on May 16, 2024)
10.4	Loan Agreement, dated as of January 20, 2023, among 47th Street Phoenix Airport LLC, CHPH Holding, LLC, and 44th and McDowell Holding, LLC, as Borrower and Trimont Real Estate Advisors, LLC, as Agent for BP Holdings SIGMA LLC, as Lender (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 001-04321), filed with the SEC on June 23, 2023)
10.5	Guaranty of Recourse Obligations dated January 20, 2023, by John C. Loeffler, II, Jennifer Schrader, CDIF, LLC, Caliber Diversified Opportunity Fund II, LP, and CaliberCos Inc. for the benefit of BP Holdings Sigma, LLC(Incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 001-04321), filed with the SEC on June 23, 2023)

Exhibit No.	Description
10.6	Loan Agreement dated as of October 17, 2019 between Pollock Gateway II DE LLC, as borrower and Barclays Capital Real Estate Inc., as lender (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 001-04321), filed with the SEC on June 23, 2023)
10.7	Assumption Agreement dated January 25, 2023 by and among Pollock Gateway II DE LLC, original borrower, Gateway II Holdco, LLC, new borrower, Guila Pollock and Vita Piazza, trustees of The James and Guila Pollock Trust dated June 27, 2006, original guarantor, CaliberCos Inc., new guarantor, and Wells Fargo Bank, National Association, as Trustee for the benefit of the registered holders of BBCMS Mortgage Trust 2019-C5, Commercial Mortgage Pass Through Certificates, Series 2019-C5, lender (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 001-04321), filed with the SEC on June 23, 2023)
10.8†	Executive Employment Agreement dated January 1, 2019 by and among CaliberCos Inc. and Jennifer Schrader (incorporated by reference to Exhibit 6.5 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on August 19, 2019)
10.9†	Executive Employment Agreement dated January 1, 2019 by and among CaliberCos Inc. and John C. Loeffler II (incorporated by reference to Exhibit 6.6 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on August 19, 2019)
10.10†	Executive Employment Agreement dated January 1, 2019 by and among CaliberCos Inc. and Roy Bade (incorporated by reference to Exhibit 6.7 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on August 19, 2019)
10.11†	Executive Employment Agreement dated January 1, 2019 by and among CaliberCos Inc. and Jade Leung (incorporated by reference to Exhibit 6.8 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on August 19, 2019)
10.12	Form of Indemnification Agreement between CaliberCos Inc. and its directors and officers (incorporated by reference to Exhibit 10.11 to the Registrant’s Registration Statement on Form S-1/A, filed with the SEC on November 23, 2022 (File No. 333-267657))
10.13	Caliber/ Encore Opportunistic Growth Fund Limited Liability Company Agreement dated May 1, 2022 by and between CaliberCos Inc. and Encore Caliber Holdings, LLC (incorporated by reference to Exhibit 10.13 to the Registrant’s Registration Statement on Form S-1/A, filed with the SEC on April 12, 2023 (File No. 333-267657))
10.14	Form of Managing Dealer Agreement by and among CaliberCos Inc., Skyway Capital Markets, LLC and Issuer (incorporated by reference to Exhibit 10.14 to the Registrant’s Registration Statement on Form S-1/A, filed with the SEC on April 12, 2023 (File No. 333-267657))
10.15	Sponsor Consulting Agreement dated December 1, 2022 by and among CaliberCos Inc. and Skyway Capital Markets, LLC (incorporated by reference to Exhibit 10.15 to the Registrant’s Registration Statement on Form S-1/A, filed with the SEC on April 12, 2023 (File No. 333-267657))
10.16	Contribution Agreement dated June 30, 2023 (Incorporated by reference to the Company’s Current Report on Form 8-K (File No. 024-11016), filed with the SEC on July 7, 2023)
10.17	Securities Purchase Agreement, dated March 20, 2025, between the Company and the Investor (incorporated by reference to Exhibit 10.1 of CaliberCos Inc.’s Form 8-K filed with the SEC on March 26, 2025)
10.18	Registration Rights Agreement, dated March 20, 2025, between the Company and the Investor (incorporated by reference to Exhibit 10.2 of CaliberCos Inc.’s Form 8-K filed with the SEC on March 26, 2025)
10.19	Subsidiary Guarantee dated March 20, 2025, between the Company, the Guarantors (as defined in the Subsidiary Guarantee) and the Investor (incorporated by reference to Exhibit 10.3 of CaliberCos Inc.’s Form 8-K filed with the SEC on March 26, 2025)
10.20	Equity Purchase Agreement, dated March 20, 2025 between the Company and the Investor (incorporated by reference to Exhibit 10.4 of CaliberCos Inc.’s Form 8-K filed with the SEC on March 26, 2025)
10.21	Registration Rights Agreement, dated March 20, 2025, between the Company and the Investor (incorporated by reference to Exhibit 10.5 of CaliberCos Inc.’s Form 8-K filed with the SEC on March 26, 2025)
10.23	First Amendment to Equity Purchase Agreement, dated March 20, 2025 between the Company and the Investor
21.1	Subsidiaries (incorporated by reference to Exhibit 21.1 of CaliberCos Inc.’s Form 10-K filed with the SEC on March 31, 2025)
23.1	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP
24.1	Power of Attorney (included on signature page)
107	SEC Filing Fee Table

†        Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Scottsdale, Arizona, on April 14, 2025.

CALIBERCOS INC.

By:	/s/ John C. Loeffler, II
Name:	John C. Loeffler
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes John C. Loeffler, II, as his or her true and lawful attorneys-in-fact, proxies, and agents, with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact, proxies, and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies, and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

As required under the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ John C. Loeffler, II	Chairman and Chief Executive Officer	April 14, 2025
John C. Loeffler, II	(Principal Executive Officer)

/s/ Jade Leung	Chief Financial Officer	April 14, 2025
Jade Leung	(Principal Accounting Officer)

/s/ Jennifer Schrader	President and Vice-Chairperson	April 14, 2025
Jennifer Schrader

/s/ William J. Gerber	Director	April 14, 2025
William J. Gerber

/s/ Michael Trzupek	Director	April 14 , 2025
Michael Trzupek

/s/ Dan Hansen	Director	April 14, 2025
Dan Hansen

/s/ Lawrence Taylor	Director	April 14, 2025
Lawrence Taylor